Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders

Wright Medical Group, Inc.:

We have audited the accompanying consolidated balance sheets of Wright Medical Group, Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2014 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
(signed) KPMG LLP
Memphis, Tennessee
February 26, 2014, except as it relates to the organization and description of the business in Note 1, goodwill and intangible assets disclosed in Note 12, and the reportable segments disclosed in Note 20 as to which the date is December 17, 2014

Wright Medical Group, Inc. Consolidated Balance Sheets (In thousands, except share data)

	December 31, 2013	December 31, 2012
Assets:
Current assets:
Cash and cash equivalents	$168,534	$320,360
Marketable securities	6,898	12,646
Accounts receivable, net	45,817	31,202
Inventories	72,443	57,458
Prepaid expenses	6,508	4,814
Deferred income taxes	10,749	30,145
Current assets held for sale	142,015	166,484
Other current assets	52,351	29,036
Total current assets	505,315	652,145

Property, plant and equipment, net	70,515	41,482
Goodwill	118,263	32,414
Intangible assets, net	39,420	18,684
Marketable securities	7,650	—
Deferred income taxes	1,632	1,251
Other assets held for sale	132,443	129,730
Other assets	132,213	77,747
Total assets	$1,007,451	$953,453
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$3,913	$4,676
Accrued expenses and other current liabilities	80,117	38,763
Current portion of long-term obligations	4,174	—
Current liabilities held for sale	31,221	32,993
Total current liabilities	119,425	76,432

Long-term debt and capital lease obligations	271,227	258,485
Deferred income taxes	20,620	8,152
Other liabilities held for sale	1,399	2,031
Other liabilities	135,066	84,912
Total liabilities	547,737	430,012
Commitments and contingencies (Note 19)
Stockholders’ equity:
Common stock, $.01 par value, authorized: 100,000,000 shares; issued and outstanding: 47,993,765 shares at December 31, 2013 and 39,703,358 shares at December 31, 2012	473	389
Additional paid-in capital	656,770	442,055
Accumulated other comprehensive income	17,953	22,534
Retained earnings	(215,482)	58,463
Total stockholders’ equity	459,714	523,441
Total liabilities and stockholders’ equity	$1,007,451	$953,453

The accompanying notes are an integral part of these consolidated financial statements.

Wright Medical Group, Inc. Consolidated Statements of Operations (In thousands, except per share data)

	Year ended December 31,
	2013	2012	2011
Net sales	$242,330	$214,105	$210,753
Cost of sales [1]	59,721	48,239	56,762
Cost of sales - restructuring	—	—	667
Gross profit	182,609	165,866	153,324
Operating expenses:
Selling, general and administrative [1]	230,785	150,296	131,611
Research and development [1]	20,305	13,905	15,422
Amortization of intangible assets	7,476	4,417	2,412
BioMimetic impairment charges (Note 3)	206,249	—	—
Gain on sale of intellectual property	—	(15,000)	—
Restructuring charges	—	431	4,613
Total operating expenses	464,815	154,049	154,058

Operating (loss) income	(282,206)	11,817	(734)
Interest expense, net	16,040	10,113	6,381
Other (income) expense, net	(67,843)	5,089	4,241
(Loss) income from continuing operations before income taxes	(230,403)	(3,385)	(11,356)
Provision (benefit) for income taxes	49,765	2	(3,961)
Net (loss) income from continuing operations	$(280,168)	$(3,387)	$(7,395)
Income from discontinued operations, net of tax[1]	$6,223	$8,671	$2,252
Net (loss) income	$(273,945)	$5,284	$(5,143)

Net (loss) income from continuing operations per share (Note 15):
Basic	$(6.19)	$(0.09)	$(0.19)
Diluted	$(6.19)	$(0.09)	$(0.19)

Net (loss) income per share (Note 15):
Basic	$(6.05)	$0.14	$(0.13)
Diluted	$(6.05)	$0.14	$(0.13)

Weighted-average number of shares outstanding-basic	45,265	38,769	38,279
Weighted-average number of shares outstanding-diluted	45,265	39,086	38,279
___________________________

1	These line items include the following amounts of non-cash, stock-based compensation expense for the periods indicated:

	Year Ended December 31,
	2013	2012	2011
Cost of sales	$503	$704	$735
Selling, general and administrative	10,675	6,767	4,875
Research and development	780	368	320
Discontinued operations	3,410	3,135	3,178

The accompanying notes are an integral part of these consolidated financial statements.

WRIGHT MEDICAL GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Year ended December 31,
	2013	2012	2011

Net (loss) income	$(273,945)	$5,284	$(5,143)

Other comprehensive income (loss), net of tax:
Changes in foreign currency translation	(1,381)	(1,301)	(2,102)
Unrealized loss on derivative instruments, net of taxes $42 and $600, respectively	—	(65)	(1,014)
Termination of interest rate swap, net of taxes of $690	—	1,079	—
Reclassification of gain on equity securities, net of taxes $3,041	(4,757)	—	—
Unrealized gain (loss) on marketable securities, net of taxes $987, $2,054, and $21, respectively	1,543	3,210	(33)
Minimum pension liability adjustment	14	550	37
Other comprehensive (loss) income	(4,581)	3,473	(3,112)

Comprehensive (loss) income	$(278,526)	$8,757	$(8,255)

The accompanying notes are an integral part of these consolidated financial statements.

Wright Medical Group, Inc. Consolidated Statements of Cash Flows (In thousands)

	Year Ended December 31,
	2013	2012	2011
Operating activities:
Net (loss) income	$(273,945)	$5,284	$(5,143)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	26,296	38,275	40,227
Stock-based compensation expense	15,368	10,974	9,108
Amortization of intangible assets	8,345	5,772	2,870
Amortization of deferred financing costs and debt discount	10,288	3,853	982
Deferred income taxes (Note 14)	51,958	3,786	(6,969)
Write off of deferred financing costs	—	2,721	2,926
Excess tax benefit from stock-based compensation arrangements	(804)	(507)	(23)
Non-cash restructuring charges	—	657	4,924
Non-cash adjustment to derivative fair value	1,000	1,142	—
Gain on sale of intellectual property	—	(15,000)	—
Non-cash realized gain on BioMimetic stock (Note 3)	(7,798)	—	—
BioMimetic goodwill and intangible impairment charge	203,081	—	—
Other	(2,788)	2,232	649
Changes in assets and liabilities (net of acquisitions):
Accounts receivable	(3,477)	(717)	9,056
Inventories	7,374	20,622	(1,723)
Prepaid expenses and other current assets	(21,945)	(15,498)	(10,556)
Accounts payable	(1,334)	(1,315)	(6,398)
Mark-to-market adjustment for CVRs (Note 2)	(61,151)	—	—
Accrued expenses and other liabilities	12,931	6,541	21,511
Net cash (used in) provided by operating activities	(36,601)	68,822	61,441
Investing activities:
Capital expenditures	(37,530)	(19,323)	(46,957)
Acquisition of businesses	(95,409)	—	(5,639)
Purchase of intangible assets	(4,291)	(4,112)	(1,624)
Maturities of held-to-maturity marketable securities	—	—	4,748
Sales and maturities of available-for-sale marketable securities	27,332	13,565	38,509
Investment in available-for-sale marketable securities	(20,719)	(2,878)	(25,097)
Proceeds from sale of assets	9,300	11,700	5,500
Net cash used in investing activities	(121,317)	(1,048)	(30,560)
Financing activities:
Issuance of common stock	6,328	1,944	540
Payments of long term borrowings	—	(144,375)	(5,596)
Proceeds from sale of warrants	—	34,595	—
Payment for bond hedge options	—	(56,195)	—
Redemption of 2014 convertible senior notes	—	(25,343)	(170,889)
Proceeds from long term borrowings	—	—	150,000
Payments of deferred financing costs and equity issuance costs	(16)	(9,637)	(2,892)
Proceeds from 2017 convertible senior notes	—	300,000	—
Payment for loss on interest rate swap termination	—	(1,769)	—
Payments of capital leases	(859)	(1,006)	(1,236)
Excess tax benefit from stock-based compensation arrangements	804	507	23
Net cash provided by (used in) financing activities	6,257	98,721	(30,050)

Effect of exchange rates on cash and cash equivalents	36	223	(450)

Net (decrease) increase in cash and cash equivalents	(151,625)	166,718	381

Cash and cash equivalents, beginning of year	320,360	153,642	153,261

Wright Medical Group, Inc. Consolidated Statements of Cash Flows (Continued) (In thousands)

Cash and cash equivalents, end of year	$168,735	$320,360	$153,642
The accompanying notes are an integral part of these consolidated financial statements.

Wright Medical Group, Inc. Consolidated Statements of Changes in Stockholders’ Equity For the Years Ended December 31, 2011, 2012 and 2013 (In thousands, except share data)

	Common Stock, Voting		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders' Equity
	Number of Shares	Amount
Balance at December 31, 2010	39,171,501	$379	$390,098	$58,322	$22,173	$470,972
2011 Activity:
Net loss	—	—	—	(5,143)	—	(5,143)
Foreign currency translation	—	—	—	—	(2,102)	(2,102)
Unrealized loss on derivative instruments, net of taxes $600	—	—	—	—	(1,014)	(1,014)
Unrealized gain (loss) on marketable securities, net of taxes $21	—	—	—	—	(33)	(33)
Minimum pension liability adjustment	—	—	—	—	37	37
Issuances of common stock	45,518	1	539	—	—	540
Grant of non-vested shares of common stock	403,084	—	—	—	—	—
Forfeitures of non-vested shares of common stock	(354,774)	—	—	—	—	—
Vesting of stock-settled phantom stock and restricted stock units	40,789	4	(4)	—	—	—
Tax deficits realized from stock based compensation arrangements, net	—	—	(3,869)	—	—	(3,869)
Stock-based compensation	—	$—	$9,076	$—	$—	$9,076
Balance at December 31, 2011	39,306,118	$384	$395,840	$53,179	$19,061	$468,464
2012 Activity:
Net income	—	—	—	5,284	—	5,284
Foreign currency translation	—	—	—	—	(1,301)	(1,301)
Unrealized loss on derivative instruments, net of $42 taxes	—	—	—	—	(65)	(65)
Loss on early termination of interest rate swap, net of taxes of $690	—	—	—	—	1,079	1,079
Unrealized gain (loss) on marketable securities, net of taxes $2,054	—	—	—	—	3,210	3,210
Minimum pension liability adjustment	—	—	—	—	550	550
Issuances of common stock	113,470	1	1,948	—	—	1,949
Grant of non-vested shares of common stock	269,535	—	—	—	—	—
Forfeitures of non-vested shares of common stock	(32,797)	—	—	—	—	—
Vesting of stock-settled phantom stock and restricted stock units	47,032	4	(4)	—	—	—
Tax deficits realized from stock based compensation arrangements, net	—	—	(116)	—	—	(116)
Stock-based compensation	—	—	10,932	—	—	10,932
Equity issuance costs associated with BioMimetic acquisition	—	—	(290)	—	—	(290)
Issuance of stock warrants, net of equity issuance costs	—	—	33,745	—	—	33,745
Balance at December 31, 2012	39,703,358	$389	$442,055	$58,463	$22,534	$523,441

Wright Medical Group, Inc. Consolidated Statements of Changes in Stockholders’ Equity (Continued) For the Years Ended December 31, 2011, 2012 and 2013 (In thousands, except share data)

2013 Activity:
Net loss	—	—	—	(273,945)	—	(273,945)
Foreign currency translation	—	—	—	—	(1,381)	(1,381)
Reclassification of gain on equity securities, net of taxes $3,041	—	—	—	—	(4,757)	(4,757)
Unrealized gain (loss) on marketable securities, net of taxes $987	—	—	—	—	1,543	1,543
Minimum pension liability adjustment	—	—	—	—	14	14
Issuances of common stock	307,572	3	6,325	—	—	6,328
Common stock issued in connection with BioMimetic acquisition	6,956,880	70	168,691	—	—	168,761
Common stock issued in connection with Biotech acquisition	742,115	7	20,957	—	—	20,964
Grant of non-vested shares of common stock	281,496	—	—	—	—	—
Forfeitures of non-vested shares of common stock	(39,482)	—	—	—	—	—
Vesting of stock-settled phantom stock and restricted stock units	41,826	4	(4)	—	—	—
Tax deficits realized from stock based compensation arrangements, net	—	—	(1,045)	—	—	(1,045)
Stock-based compensation	—	—	19,687	—	—	19,687
Equity issuance costs associated with BioMimetic acquisition	—	—	104	—	—	104
Balance at December 31, 2013	47,993,765	$473	$656,770	$(215,482)	$17,953	$459,714

The accompanying notes are an integral part of these consolidated financial statements.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business
Wright Medical Group, Inc., through Wright Medical Technology, Inc. and other operating subsidiaries (Wright or we), is a global, specialty orthopaedic company that provides extremity and biologic solutions that enable clinicians to alleviate pain and restore their patient's lifestyles. We are a leading provider of surgical solutions for the foot and ankle market. Our products are sold primarily through a network of employee sales representatives and independent sales representatives in the United States (U.S.) and by a combination of employee sales representatives, independent sales representatives and stocking distributors outside the U.S. We promote our products in approximately 60 countries with principal markets in the U.S., Europe, Asia, Canada, Australia, and Latin America. We are headquartered in Memphis, Tennessee.
Prior to the June 2013 announcement of the divestiture of our OrthoRecon business, our chief executive officer, who is our chief operating decision maker, managed our operations as two reportable business segments: Extremities and OrthoRecon. Following this announcement, all historical operating results for the OrthoRecon segment were reflected within discontinued operations in the consolidated financial statements. See Note 4 for further information on the results of discontinued operations. For the remainder of 2013, we operated our continuing operations as one reportable business segment. During the first quarter of 2014, our management, including our chief executive officer, who is our chief operating decision maker, began managing our operations as three operating business segments: U.S., International and BioMimetic, based on management's change to the way it monitors performance, aligns strategies, and allocates resources results in a change in our reportable segments. We determined that each of these operating segments represented a reportable segment. These consolidated financial statements and related footnotes, including prior year financial information, are presented as if there were three reporting segments for all periods presented.

2. Summary of Significant Accounting Policies
Principles of Consolidation. The accompanying consolidated financial statements include our accounts and those of our wholly owned U.S. and international subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The most significant areas requiring the use of management estimates relate to discontinued operations, revenue recognition, the determination of allowances for doubtful accounts and excess and obsolete inventories, the evaluation of goodwill and long-lived assets, product liability claims and other litigation, income taxes, stock-based compensation, accounting for business combinations, and accounting for restructuring charges.
Discontinued Operations. In June 2013, we entered into a definitive agreement under which MicroPort Medical B.V., a subsidiary of MicroPort Scientific Corporation (MicroPort), would acquire our hip/knee (OrthoRecon) business. Our OrthoRecon business consists of hip and knee implant products. On January 9, 2014, we completed our divestiture of the OrthoRecon business to MicroPort. Pursuant to the terms of the asset purchase agreement with MicroPort, the Purchase Price (as defined in the asset purchase agreement) for the OrthoRecon Business was approximately $287.1 million, which MicroPort paid in cash.
All historical operating results for the OrthoRecon business are reflected within discontinued operations in the consolidated statements of operations. In addition, costs associated with corporate employees and infrastructure being transferred as a part of the sale have been included in discontinued operations. Further, all assets and associated liabilities to be transferred to MicroPort have been classified as assets and liabilities held for sale on our consolidated balance sheet. See Note 4 for further discussion of discontinued operations. Other than Note 4, unless otherwise stated, all discussion of assets and liabilities in these Notes to the Financial Statements reflect the assets and liabilities held and used in our continuing operations, and all discussion of revenues and expenses reflect those associated with our continuing operations.
Cash and Cash Equivalents. Cash and cash equivalents include all cash balances and short-term investments with original maturities of three months or less.
Inventories. Our inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis. Inventory costs include material, labor costs and manufacturing overhead. We regularly review inventory quantities on hand for excess and obsolete inventory and, when circumstances indicate, we incur charges to write down inventories to their net realizable value. Our review of inventory for excess and obsolete quantities is based primarily on our estimated forecast of product demand and production requirements for the next twenty-four months. Charges incurred to write down excess and obsolete inventory to net realizable value included in “Cost of sales” were approximately $4.7 million, $3.2 million, and $11.6 million for the years ended December 31, 2013, 2012, and 2011, respectively.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Product Liability Claims, Product Liability Insurance Recoveries, and Other Litigation. We are involved in legal proceedings involving product liability claims as well as contract, patent protection and other matters. See Note 19 for additional information regarding product liability claims, product liability insurance recoveries and other litigation.
We make provisions for claims specifically identified for which we believe the likelihood of an unfavorable outcome is probable and the amount of loss can be estimated. For unresolved contingencies with potentially material exposure that are deemed reasonably possible, we evaluate whether a potential loss or range of loss can be reasonably estimated. Our evaluation of these matters is the result of a comprehensive process designed to ensure that recognition of a loss or disclosure of these contingencies is made in a timely manner. In determining whether a loss should be accrued or a loss contingency disclosed, we evaluate a number of factors including: the procedural status of each lawsuit; any opportunities for dismissal of the lawsuit before trial; the amount of time remaining before trial date; the status of discovery; the status of settlement; arbitration or mediation proceedings; and management’s estimate of the likelihood of success prior to or at trial. The estimates used to establish a range of loss and the amounts to accrue are based on previous settlement experience, consultation with legal counsel, and management’s settlement strategies. If the estimate of a probable loss is in a range and no amount within the range is more likely, we accrue the minimum amount of the range. We recognize legal fees as an expense in the period incurred.
Property, Plant and Equipment. Our property, plant and equipment is stated at cost. Depreciation, which includes amortization of assets under capital lease, is generally provided on a straight-line basis over the estimated useful lives generally based on the following categories:

Land improvements	15	to	25	years
Buildings	10	to	25	years
Machinery and equipment	3	to	14	years
Furniture, fixtures and office equipment	1	to	14	years
Surgical instruments			6	years

Expenditures for major renewals and betterments, including leasehold improvements, that extend the useful life of the assets are capitalized and depreciated over the remaining life of the asset or lease term, if shorter. Maintenance and repair costs are charged to expense as incurred. Upon sale or retirement, the asset cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is included in income.
Intangible Assets and Goodwill. Goodwill is recognized for the excess of the purchase price over the fair value of net assets of businesses acquired. FASB ASC 350-30-35-18 requires companies to evaluate for impairment intangible assets not subject to amortization, such as our IPRD assets, if events or changes in circumstances indicate than an asset might be impaired. Further, FASB ASC 350-20-35-30 requires companies to evaluate goodwill and intangibles not subject to amortization for impairment between annual impairment tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Unless circumstances otherwise dictate, the annual impairment test is performed in the fourth quarter. During the second and third quarter of 2013, we had events that caused us to test for impairment of intangible assets and goodwill. See Note 12 for further information on the testing. During the fourth quarter of 2013, we performed a qualitative assessment of goodwill for impairment and determined that it is more likely than not that the fair value of our reporting units exceeded their respective carrying values, indicating that goodwill was not impaired. We have determined that we have three reporting units for purposes of evaluating goodwill for impairment: 1) BioMimetic business; 2) Continuing Operations (BioExtremities) business, excluding the BioMimetic business; and 3) Discontinued Operations (OrthoRecon) business.
Our intangible assets with estimable useful lives are amortized on a straight line basis over their respective estimated useful lives to their estimated residual values. This method of amortization approximates the expected future cash flow generated from their use. Finite lived intangibles are reviewed for impairment in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Section 360, Property, Plant and Equipment (FASB ASC 360). The weighted average amortization periods for completed technology, distribution channels, trademarks, licenses, customer relationships, non-compete agreements and other intangible assets are 9 years, 10 years, 5 years, 14 years, 12 years, 3 years and 7 years, respectively. The weighted average amortization period of our intangible assets on a combined basis is 9 years. Additionally, we have four indefinite lived trademark assets and one in-process research and development (IPRD) intangible asset. These indefinite lived intangible assets are not amortized, but are instead tested for impairment at least annually in accordance with the provisions of FASB ASC Section 350, Intangibles - Goodwill and Other.
Valuation of Long-Lived Assets. Management periodically evaluates carrying values of long-lived assets, including property, plant and equipment and intangible assets, when events and circumstances indicate that these assets may have been impaired. We account for the impairment of long-lived assets in accordance with FASB ASC 360. Accordingly, we evaluate impairment of our property,

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

plant and equipment based upon an analysis of estimated undiscounted future cash flows. If it is determined that a change is required in the useful life of an asset, future depreciation and amortization is adjusted accordingly. Alternatively, should we determine that an asset is impaired, an adjustment would be charged to income based on the difference between the asset’s fair market value and the asset's carrying value.
Allowances for Doubtful Accounts. We experience credit losses on our accounts receivable and, accordingly, we must make estimates related to the ultimate collection of our accounts receivable. Specifically, management analyzes our accounts receivable, historical bad debt experience, customer concentrations, customer credit-worthiness and current economic trends when evaluating the adequacy of our allowance for doubtful accounts.
The majority of our accounts receivable are from hospitals, many of which are government funded. Accordingly, our collection history with this class of customer has been favorable. Historically, we have experienced minimal bad debts from our hospital customers and more significant bad debts from certain international stocking distributors, typically as a result of specific financial difficulty or geo-political factors. We write off accounts receivable when we determine that the accounts receivable are uncollectible, typically upon customer bankruptcy or the customer’s non-response to continued collection efforts. Our allowance for doubtful accounts totaled $0.3 million at December 31, 2013 and 2012, respectively, for those customer account balances that were retained following the sale of our OrthoRecon business to MicroPort.
Concentration of Credit Risk. Financial instruments that potentially subject us to concentrations of credit risk consist principally of accounts receivable. Management attempts to minimize credit risk by reviewing customers’ credit history before extending credit and by monitoring credit exposure on a regular basis. An allowance for possible losses on accounts receivable is established based upon factors surrounding the credit risk of specific customers, historical trends and other information. Collateral or other security is generally not required for accounts receivable.
Concentrations of Supply of Raw Material. We rely on a limited number of suppliers for the components used in our products. For certain human biologic products, we depend on one supplier of demineralized bone matrix (DBM) and cancellous bone matrix (CBM). We rely on one supplier for our GRAFTJACKET® family of soft tissue repair and graft containment products, and one supplier for our xenograft bone wedge product. Porcine biologic soft tissue graft, BIOTAPE® XM relies on a single source supplier as well. We maintain adequate stock from these suppliers in order to meet market demand. We currently rely on one supplier for a key component of our Augment® Bone Graft. In December 2013, this supplier notified us of their intent to terminate the supply agreement at the end of the current term, which is December 2015. They are contractually required to meet our supply requirements until the termination date, and to use commercially reasonable efforts to assist us in identifying a new supplier and support the transfer of technology and supporting documentation to produce this component. See Item 1A, Risk Factors, for further information on our suppliers.
Income Taxes. Income taxes are accounted for pursuant to the provisions of FASB ASC Section 740, Income Taxes (FASB ASC 740). Our effective tax rate is based on income by tax jurisdiction, statutory rates and tax saving initiatives available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and evaluating our tax positions. This process includes assessing temporary differences resulting from differing recognition of items for income tax and financial accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
During the fourth quarter of 2013, we recognized a valuation allowance for our U.S. deferred tax assets of approximately $119.6 million, primarily related to net operating losses for our U.S. operations. See Note 14 for further discussion of our consolidated deferred tax assets and liabilities, and the associated valuation allowance.
We provide for unrecognized tax benefits based upon our assessment of whether a tax position is “more-likely-than-not” to be sustained upon examination by the tax authorities. If a tax position meets the more-likely-than-not standard, then the related tax benefit is measured based on a cumulative probability analysis of the amount that is more-likely-than-not to be realized upon ultimate settlement or disposition of the underlying tax position.
Other Taxes. Taxes assessed by a governmental authority that are imposed concurrent with our revenue transactions with customers are presented on a net basis in our consolidated statement of operations.
Revenue Recognition. Our revenues are primarily generated through two types of customers, hospitals and surgery centers, and stocking distributors, with the majority of our revenue derived from sales to hospitals. Our products are primarily sold through a network of employee sales representatives and independent sales representatives in the U.S. and by a combination of employee sales representatives, independent sales representatives, and stocking distributors outside the U.S. Revenues from sales to hospitals are recorded when the hospital takes title to the product, which is generally when the product is surgically implanted in a patient.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

We record revenues from sales to our stocking distributors outside the U.S. at the time the product is shipped to the distributor. Stocking distributors, who sell the products to their customers, take title to the products and assume all risks of ownership. Our distributors are obligated to pay within specified terms regardless of when, if ever, they sell the products. In general, the distributors do not have any rights of return or exchange; however, in limited situations, we have repurchase agreements with certain stocking distributors. Those certain agreements require us to repurchase a specified percentage of the inventory purchased by the distributor within a specified period of time prior to the expiration of the contract. During those specified periods, we defer the applicable percentage of the sales. An insignificant amount of deferred revenue related to these types of agreements was recorded at December 31, 2013 and 2012, respectively.
We must make estimates of potential future product returns related to current period product revenue. We develop these estimates by analyzing historical experience related to product returns. Judgment must be used and estimates made in connection with establishing the allowance for sales returns in any accounting period. An allowance for sales returns of $0.3 million is included as a reduction of accounts receivable at December 31, 2013 and 2012, respectively.
In 2011, we entered into a trademark license agreement (License Agreement) with KCI Medical Resources, a subsidiary of Kinetic Concepts, Inc. (KCI). In exchange for $8.5 million, of which $5.5 million was received immediately and the remaining $3 million was received in January 2012, the License Agreement provides KCI with a non-transferable license to use our trademarks associated with our GRAFTJACKET® line of products in connection with the marketing and distribution of KCI's soft tissue graft containment products used in the wound care field, subject to certain exceptions. License revenue is being recognized over 12 years on a straight line basis.
Shipping and Handling Costs. We incur shipping and handling costs associated with the shipment of goods to customers, independent distributors and our subsidiaries. Amounts billed to customers for shipping and handling of products are included in net sales. Costs incurred related to shipping and handling of products to customers are included in selling, general and administrative expenses. All other shipping and handling costs are included in cost of sales.
Research and Development Costs. Research and development costs are charged to expense as incurred.
Foreign Currency Translation. The financial statements of our international subsidiaries whose functional currency is the local currency are translated into U.S. dollars using the exchange rate at the balance sheet date for assets and liabilities and the weighted average exchange rate for the applicable period for revenues, expenses, gains and losses. Translation adjustments are recorded as a separate component of comprehensive income in stockholders’ equity. Gains and losses resulting from transactions denominated in a currency other than the local functional currency are included in “Other expense, net” in our consolidated statement of operations.
Comprehensive Income. Comprehensive income is defined as the change in equity during a period related to transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The difference between our net income and our comprehensive income is attributable to foreign currency translation, unrealized gains and losses (net of taxes) on our derivative instrument, adjustments to our minimum pension liability, and unrealized gains and losses on our available-for-sale marketable securities. In accordance with FASB Accounting Standards Update 2011-05, Presentation of Comprehensive Income, we have changed our presentation of comprehensive income by including a separate Statement of Comprehensive Income.
Stock-Based Compensation. We account for stock-based compensation in accordance with FASB ASC Section 718, Compensation — Stock Compensation (FASB ASC 718). Under the fair value recognition provisions of FASB ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The determination of the fair value of stock-based payment awards, such as options, on the date of grant using an option-pricing model is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables, which include the expected life of the award, the expected stock price volatility over the expected life of the awards, expected dividend yield and risk-free interest rate.
We recorded stock-based compensation expense of $12.0 million, $7.8 million, and $5.9 million during the years ended December 31, 2013, 2012 and 2011, respectively, within results of continuing operations. See Note 17 for further information regarding our stock-based compensation assumptions and expenses.
Fair Value of Financial Instruments. The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximates the fair value of these financial instruments at December 31, 2013 and 2012 due to their short maturities or variable rates.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The remaining outstanding $3.8 million of our 2014 Notes are carried at cost. The estimated fair value of these 2014 Notes was approximately $3.5 million at December 31, 2013 based on a limited number of trades and does not necessarily represent the value at which the entire 2014 Notes portfolio can be retired.
The $300 million of our 2017 Notes are carried at cost. The estimated fair value of these 2017 Notes was approximately $396 million at December 31, 2013, which includes the conversion derivative described in Note 11 of the financial statements, based on a quoted price in an active market (Level 1).
FASB ASC Section 820, Fair Value Measurements and Disclosures requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1:	Financial instruments with unadjusted, quoted prices listed on active market exchanges.

Level 2:
Financial instruments determined using prices for recently traded financial instruments with similar underlying terms as well as directly or indirectly observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3:
Financial instruments that are not actively traded on a market exchange. This category includes situations where there is little, if any, market activity for the financial instrument. The prices are determined using significant unobservable inputs or valuation techniques.

We use a third-party provider to determine fair values of our available-for-sale debt securities. The third-party provider receives market prices for each marketable security from a variety of industry standard data providers, security master files from large financial institutions and other third-party sources with reasonable levels of price transparency. The third-party provider uses these multiple prices as inputs into a pricing model to determine a weighted average price for each security. We have controls in place to review the third party provider's qualifications and procedures used to determine fair values and to validate the prices used in their determination of fair value. We classify our investment in U.S. Treasury bills and bonds and corporate equity securities as Level 1 based upon quoted prices in active markets. All other marketable securities are classified as Level 2 based upon the other than quoted prices with observable market data. These include U.S. agency debt securities, certificates of deposit, commercial paper, and corporate debt securities.
During the third quarter of 2012, we issued $300 million of our 2017 Notes, and we have recorded a derivative liability for the conversion feature (2017 Notes Conversion Derivative) of such 2017 Notes. Additionally, we entered into convertible notes hedging transactions (2017 Notes Hedges) in connection with the issuance of our 2017 Notes. The 2017 Notes Hedges and the 2017 Notes Conversion Derivative are measured at fair value using Level 3 inputs. These instruments are not actively traded and are valued using an option pricing model that uses observable and unobservable market data for inputs.
To determine the fair value of the embedded conversion option in the 2017 Notes Conversion Derivative, a binomial lattice model was used. A binomial stock price lattice generates two probable outcomes of stock price - one up and another down. This lattice generates a distribution of stock price at the maturity date. Using this stock price lattice, a conversion option lattice was created where the value of the embedded conversion option was estimated. The conversion option lattice first calculates the possible conversion option values at the maturity date using the distribution of stock price, which equals to the maximum of (x) zero, if stock price is below the strike price, or (y) stock price less the strike price, if the stock price is higher than the strike price. The value of the 2017 Notes Conversion Derivative at the valuation date was estimated using the conversion option values at the maturity date by moving back in time on the lattice. Specifically, at each node, if the Notes are eligible for early conversion, the value at this node is the maximum of (i) the early conversion value, which is the stock price less the strike price, and (ii) the discounted and probability-weighted value from the two probable outcomes in the future. If the Notes are not eligible for early conversion, the value of the conversion option at this node equals to (ii). In the conversion option lattice, credit adjustment was applied in the model as the embedded conversion option is settled with cash instead of shares.
To estimate the fair value of the 2017 Notes Hedges, we used the Black-Scholes formula combined with credit adjustments, as the bank counterparties have credit risk and the call options are cash settled. We assumed that the call options will be exercised at the maturity since our common stock does not pay any dividends and management does not expect to declare dividends in the near term.
The following assumptions were used in the fair market valuations of the 2017 Notes Hedges and 2017 Notes Conversion Derivative as of December 31, 2013:

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	2017 Notes Conversion Derivative	2017 Notes Hedge
Stock Price Volatility (1)	32%	32%
Credit Spread for Wright (2)	2.2%	N/A
Credit Spread for Bank of America, N.A. (3)	N/A	0.6%
Credit Spread for Deutsche Bank AG (3)	N/A	0.6%
Credit Spread for Wells Fargo Securities, LLC (3)	N/A	0.3%

(1)	Volatility selected based on historical and implied volatility of common shares of Wright Medical Group, Inc.

(2)	Credit spread was estimated based on BVAL price from Bloomberg as of valuation date.

(3)	Credit spread of each bank is estimated using CDS curves. Source: Bloomberg.
As part of the acquisitions of EZ Concepts Surgical Device Corporation, d/b/a EZ Frame™, and CCI® Evolution Mobile Bearing Total Ankle Replacement system (CCI acquisition), completed in 2010 and 2011, respectively, we have recorded $0.5 million of contingent liabilities for potential future cash payments related to these transactions as of December 31, 2013. As part of the acquisition of WG Healthcare on January 7, 2013, we may be obligated to pay contingent consideration upon the achievement of certain revenue milestones; therefore, we have recorded the estimated fair value of future contingent consideration of approximately $1.5 million as of December 31, 2013. As part of the acquisition of Biotech on November 15, 2013, we may be obligated to pay contingent consideration upon achievement of certain revenue milestones; therefore we have recorded the estimated fair value of future contingent consideration of approximately $4.3 million as of December 31, 2013. The fair value of the contingent consideration as of December 31, 2013, was determined using a discounted cash flow model and probability adjusted estimates of the future earnings and is classified in Level 3. Changes in the fair value of contingent consideration are recorded in “Other (income) expense, net” in our consolidated statements of operations.
On March 1, 2013, as part of the acquisition of BioMimetic Therapeutics, Inc. (BioMimetic), we issued Contingent Value Rights (CVRs) as part of the merger consideration. Each CVR entitles its holder to receive additional cash payments of up to $6.50 per share, which are payable upon receipt of FDA approval of Augment® Bone Graft and upon achieving certain revenue milestones. The fair value of the CVRs outstanding at December 31, 2013 of $9.0 million was determined using the closing price of the security in the active market (Level 1).
The following table summarizes the valuation of our financial instruments (in thousands):

	Total	Quoted Prices in Active Markets (Level 1)	Prices with Other Observable Inputs (Level 2)	Prices with Unobservable Inputs (Level 3)
At December 31, 2013
Assets
Cash and cash equivalents	$168,534	$168,534	$—	$—
Available-for-sale marketable securities
U.S. agency debt securities	4,998	—	4,998	—
Certificate of deposit	245	—	245	—
Corporate debt securities	5,188	—	5,188	—
U.S. government debt securities	4,117	4,117	—	—
Total available-for-sale marketable securities	14,548	4,117	10,431	—

2017 Notes Hedges	118,000	—	—	118,000

Total	$301,082	$172,651	$10,431	$118,000

Liabilities
2017 Notes Conversion Derivative	$112,000	$—	$—	$112,000
Contingent consideration	6,237	—	—	6,237
Contingent consideration (CVRs)	8,969	$8,969	$—	—
Total	$127,206	$8,969	$—	$118,237

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	Total	Quoted Prices in Active Markets (Level 1)	Prices with Other Observable Inputs (Level 2)	Prices with Unobservable Inputs (Level 3)
At December 31, 2012
Assets
Cash and cash equivalents	$320,360	$320,360	$—	$—
Available-for-sale marketable securities
U.S. agency debt securities	2,500	—	2,500	—
Corporate debt securities	2,001	—	2,001	—
Total debt securities	4,501	—	4,501	—
Corporate equity securities	8,145	8,145	$—	—
Total available-for-sale marketable securities	12,646	8,145	4,501	—

2017 Notes Hedges	62,000	$—	$—	62,000
Total	$395,006	$328,505	$4,501	$62,000

Liabilities
2017 Notes Conversion Derivative	$55,000	$—	$—	$55,000
Contingent consideration	983	—	—	983
Total	$55,983	$—	$—	$55,983
The following is a roll forward of our assets and liabilities measured at fair value on a recurring basis using unobservable inputs (Level 3):

	Balance at December 31, 2012	Transfers into Level 3	Gain/(Loss) included in Earnings	Settlements	Currency	Balance at December 31, 2013

2017 Notes Hedges	62,000	—	56,000	—	—	118,000

2017 Notes Conversion Derivative	(55,000)	—	(57,000)	—	—	(112,000)

Contingent Consideration	(983)	(6,396)	(157)	1,491	(191)	(6,236)
Derivative Instruments. We account for derivative instruments and hedging activities under FASB ASC Section 815, Derivatives and Hedging (FASB ASC 815). Accordingly, all of our derivative instruments are recorded in the accompanying consolidated balance sheets as either an asset or liability and measured at fair value. The changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met.
We employ a derivative program using 30-day foreign currency forward contracts to mitigate the risk of currency fluctuations on our intercompany receivable and payable balances that are denominated in foreign currencies. These forward contracts are expected to offset the transactional gains and losses on the related intercompany balances. These forward contracts are not designated as hedging instruments under FASB ASC 815. Accordingly, the changes in the fair value and the settlement of the contracts are recognized in the period incurred in the accompanying consolidated statements of operations.
We recorded a net gain of approximately $0.6 million for the year ended December 31, 2013 and a net loss of approximately $0.4 million and $0.9 million for the years ended December 31, 2012 and 2011, respectively, on foreign currency contracts, which are included in “Other (income) expense, net” in our consolidated statements of operations. These losses substantially offset translation gains recorded on our intercompany receivable and payable balances, also included in “Other (income) expense, net.” At December 31, 2013 and 2012, we had no foreign currency contracts outstanding.
On August 31, 2012, we issued the 2017 Notes. The 2017 Notes Conversion Derivative requires bifurcation from the 2017 Notes in accordance with ASC Topic 815, and is accounted for as a derivative liability. We also entered into 2017 Notes Hedges in connection with the issuance of the 2017 Notes with three counterparties.  The 2017 Notes Hedges, which are cash-settled, are intended to reduce our exposure to potential cash payments that we are required to make upon conversion of the 2017 Notes in

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

excess of the principal amount of converted notes if our common stock price exceeds the conversion price. The 2017 Notes Hedges is accounted for as a derivative asset in accordance with ASC Topic 815.
Reclassifications. Certain prior year amounts in the notes to consolidated financial statements have been reclassified to conform to the current year presentation.
Supplemental Cash Flow Information. Cash paid for interest and income taxes was as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Interest	$5,904	$4,639	$6,162
Income taxes	$1,634	$4,973	$7,006
In December 2013, we entered into one new capital lease for our new corporate headquarters building for approximately $8.2 million. In 2011, we entered into capital leases of approximately $0.2 million.
3. Acquisition
Biotech International
On November 15, 2013, we acquired 100% of the outstanding equity shares of Biotech International (Biotech), a leading, privately held French orthopaedic extremities company, for approximately $55.0 million in cash and $21.0 million of our common stock, plus additional contingent consideration with an estimated fair value of $4.3 million to be paid upon the achievement of certain revenue milestones in 2014 and 2015. All Wright common stock issued in connection with the transaction is subject to a lockup period of one year. The transaction will significantly expand our direct sales channel in France and international distribution network and add Biotech’s complementary extremity product portfolio to further accelerate growth opportunities in our global extremities business. The operating results from this acquisition are included in the consolidated financial statements from the acquisition date.
The acquisition was recorded by allocating the costs of the assets and liabilities acquired based on their estimated fair values at the acquisition date. The excess of the cost of the acquisition over the fair value of the net assets and liabilities acquired is recorded as goodwill. The following is a summary of the estimated fair values of the assets acquired (in thousands):

Cash and cash equivalents	$252
Accounts receivable	5,400
Inventory	5,814
Prepaid and other current assets	303
Property, plant and equipment	2,573
Intangible assets	15,500
Accounts payable and accrued liabilities	(2,091)
Deferred tax liability - current	(52)
Deferred tax liability - noncurrent	(3,939)
Net assets acquired	23,760

Goodwill	56,455
Total purchase consideration	$80,215
The above purchase price allocation is considered preliminary and is subject to revision when the valuation of intangible assets is finalized upon receipt of the final valuation report for those assets from a third party valuation expert.
The goodwill is attributable to the workforce of the acquired business and strategic opportunities that arose from the acquisition of Biotech. The goodwill is not expected to be deductible for tax purposes.
Of the estimated $15.5 million of acquired intangible assets, $9.8 million was assigned to customer relationships (12 year life), $4.8 million was assigned to purchased technology (10 year life), and $0.9 million was assigned to trademarks (2 year life).
The acquired business contributed revenues of $1.9 million and operating loss of $0.8 million to our consolidated results from the date of acquisition through December 31, 2013. Our consolidated results of operations would not have been materially different

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

than reported results had the Biotech acquisition occurred at the beginning of 2012 and therefore, pro forma financial information has not been presented.
BioMimetic Therapeutics, Inc.
On March 1, 2013, we acquired 100% of the outstanding equity shares of BioMimetic, a publicly traded company specializing in the development and commercialization of innovative products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedic, sports medicine and spine applications. The transaction combined BioMimetic's biologics platform and pipeline with our established sales force and product portfolio, to further accelerate growth opportunities in our Extremities business. The operating results from this acquisition are included in the consolidated financial statements from the acquisition date.
Under the terms of the Agreement and Plan of Merger, each share of BioMimetic common stock was canceled and converted into the right to receive: (1) $1.50 in cash; (2) 0.2482 of a share of our common stock; and (3) one tradable CVR. Each CVR entitles its holder to receive additional cash payments of up to $6.50 per share, which are payable upon receipt of FDA approval of Augment® Bone Graft and upon achieving certain revenue milestones. In addition, each holder of a BioMimetic stock option, whether such stock option was vested or unvested, was permitted to elect for all or any portion of such stock option to be exercised in full or on a net basis, by agreeing (if exercised on a net basis) to exchange in the merger the shares of BioMimetic stock subject to such stock option being exercised, and, in connection with such exchange, relinquish a portion of the merger consideration otherwise payable pursuant to such shares. On the completion of the merger, any such stock option that was not exercised was assumed by us and converted into a stock option at a conversion rate of 0.522106 to acquire a number of shares of our common stock (rounded to the nearest whole share).
The fair value of consideration transferred is as follows (in thousands):

Fair value of Wright shares issued at an exchange ratio of 0.2482 shares of Wright for one share of BioMimetic(1)	$165,893
Cash transferred (2)	41,336
Contingent Value Rights (3)	70,120
Value of previously vested BioMimetic stock options converted into Wright stock options (at specified exchange ratio) (4)	2,868
Withholding tax component related to BioMimetic exercised stock options (merger consideration tendered to cover remaining unpaid value of employees' portion) (5)	2,419
Fair value of Wright's investment in BioMimetic held before the merger (6)	10,676
Total value of consideration transferred	$293,312

(1)
The fair value of our shares of $165,893 was calculated by multiplying the (a) BioMimetic shares outstanding as of February 28, 2013, 28.3 million shares, less our prior investment in BioMimetic of 1.13 million shares, and (b) the BioMimetic shares issued for exercises of BioMimetic stock options immediately prior to the merger, 1.1 million shares, by (c) the exchange ratio of 0.2482 and (d) $23.83, the closing trading price of our common stock on March 1, 2013. The fair value of the Wright shares was offset by the value of the stock component of merger consideration that would have been received by option holders of 0.2 million BioMimetic stock options. These BioMimetic stock options were exercised immediately prior to the merger, but were tendered, along with the associated CVRs, to BioMimetic to cover $1.4 million of the total employee portion of the statutory withholding tax.

(2)
The cash transferred of $41,336 was calculated by multiplying the (a) BioMimetic shares outstanding as of February 28, 2013, 28.3 million shares, less our prior investment in BioMimetic of 1.13 million shares and (b) the BioMimetic shares issued for exercises of BioMimetic stock options immediately prior to the merger, 1.1 million shares, by (c) $1.50 per share to be received by BioMimetic stockholders. The cash component of merger consideration was offset by the value of the cash component of merger consideration that would have been received by option holders to cover $1.0 million of the total employee portion of the statutory withholding tax.

(3)
Each CVR entitles its holder to receive an additional $3.50 per share upon approval by the FDA of Augment® Bone Graft; an additional $1.50 per share the first time aggregate sales of specified products exceed $40 million during a consecutive 12-month period and an additional $1.50 per share the first time aggregate sales of specified products exceed $70 million during a consecutive 12-month period. The CVRs are publicly traded and will terminate on the earlier of the six-year anniversary of the completion of the merger or the payment date for the second product sales milestone.

The fair value assigned to the CVRs and the associated liability related to payments under the contingent value rights agreement of $70.5 million is based upon the CVRs' market opening price of $2.50 per CVR as of March 4, 2013, the

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

first day of trading of the CVRs, and the quantity of CVRs issued. The fair value of the CVRs was offset by the value of the CVR component of merger consideration that would have been received by option holders of 0.2 million BioMimetic stock options. This value was tendered along with the stock options to cover $1.4 million of the total employee portion of the statutory withholding tax.
The fair value of the CVRs at December 31, 2013 of $9.0 million is recorded in the “Accrued expenses and other current liabilities” line of the consolidated balance sheet. The fair value of the CVRs and the associated liability related to payments under the CVR agreement are remeasured at the end of each reporting period based on the closing trading price on the last business day of the period and the number of CVRs outstanding as of that date. Changes in fair value are recognized in results of operations.

(4)
In accordance with FASB ASC Section 805, Business Combinations, the consideration transferred by us for BioMimetic includes $2.9 million for the fair value of certain BioMimetic stock options attributable to precombination service.

For purposes of calculating the consideration transferred, the fair value based measure of the BioMimetic vested options was determined on a grant-by-grant basis using the Black-Scholes option pricing model with the following assumptions: (i) the closing market price of BioMimetic common stock of $9.49 on February 28, 2013; (ii) an expected remaining life considering the original expected life for the options, the remaining service period and the contractual life of the option as of March 1, 2013; (iii) volatility based on a blend of the historical stock price volatility of common stock over the most recent period equivalent to the expected life of the options; and (iv) the risk-free interest rate based on published U.S. Treasury yields for notes with comparable terms as the expected life of the options. The fair value measurement of our replacement options was completed using the same assumptions except the closing market price of our common stock of $23.83 on March 1, 2013 was used instead of the BioMimetic common stock closing price.

(5)
The withholding tax component of $2.4 million represents the merger consideration tendered to BioMimetic in connection with the exercise of 0.2 million BioMimetic stock options, immediately prior to the merger, to cover the employee portion of the statutory withholding tax, consisting of the sum of (1) the value of the stock component of merger consideration, along with the associated CVRs, to cover $1.4 million of the statutory withholding tax and (2) the cash component of merger consideration that would have been received by option holders to cover $1.0 million of the withholding tax.

(6)
As of February 28, 2013, we held 1.13 million shares of BioMimetic as an available-for-sale (AFS) marketable security carried at an aggregate fair value of $10.7 million based on the closing market price of BioMimetic common stock of $9.49. The cumulative unrealized gain on this investment based on the fair value determined at closing was recognized as a gain of $7.8 million. This gain was recorded in “Other (income) expense, net” in the consolidated statement of operations for the twelve months ended December 31, 2013.

The following is a summary of the estimated fair values of the net assets acquired (in thousands):

Cash and cash equivalents	$10,577
Marketable securities	16,882
Accounts receivables	1,595
Inventories	4,418
Prepaid and other current assets	4,234
Property, plant and equipment	2,976
Intangible assets	95,100
Deferred tax asset - noncurrent	24,495
Other long-term assets	1,133
Accounts payable and accrued liabilities	(6,003)
Capital leases	(118)
Deferred tax liability - current	(219)
Other liabilities	(2)
Net assets acquired	155,068

Goodwill	138,244
Total purchase consideration	$293,312
The goodwill is attributable to the workforce of the acquired business and strategic opportunities that arose from the acquisition of BioMimetic. The goodwill is not expected to be deductible for tax purposes.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Of the $95.1 million of acquired intangible assets, $1.6 million was assigned to acquired technology (13 year useful life), $3.9 million was assigned to trademarks (indefinite useful life), $1.3 million was assigned to a non-compete agreement (2 year useful life), and $88.3 million was assigned to IPRD (indefinite useful life). The weighted average amortization period of the finite-lived intangibles acquired is approximately 10 years.

The contractual value of accounts receivable approximates fair value. Prepaid and other current assets includes $3.5 million, which represents the fair value of a contingent gain associated with disputed provisions of a license agreement with Luitpold Pharmaceuticals, Inc. During the second quarter of 2013, this dispute was settled for $3.5 million, and payment was received.
During the third quarter of 2013, we received a not approvable letter from the FDA in response to our Pre-Market Approval application for Augment® Bone Graft for use as an alternative to autograft in hindfoot and ankle fusion procedures. We have filed an appeal with the FDA regarding its decision. On October 31, 2013 the FDA notified us it has elected to convene a Dispute Resolution Panel to consider the scientific issues in dispute before making a decision on our appeal. While we believe our appeal has strong merits, we were required to evaluate assets associated with the BioMimetic acquisition for impairment based upon the information we had as of September 30, 2013. Ultimately, we recognized an intangible impairment charge of approximately $88.1 million and a goodwill impairment charge of $115.0 million in the three months ended September 30, 2013 for the amount by which the carrying value of these assets exceeded the fair value. See Note 12 for further discussion of our impairment analysis. Further, we recognized a $3.2 million charge for noncancelable inventory commitments for the raw materials used in the manufacture of Augment® Bone Graft, which we have estimated will expire unused. These charges are included within “BioMimetic impairment charges” on our consolidated statement of operations. We further recognized a reduction of deferred tax liabilities associated with the impaired intangible assets, resulting in an income tax benefit of $34.3 million.
The acquired business contributed revenues of $3.6 million and operating loss of $26.6 million to our consolidated results from the date of acquisition through December 31, 2013, which does not include the amounts described above that were recorded as BioMimetic impairment charges during the three months ended September 30, 2013. Our consolidated results include $4.5 million of transaction expenses and $6.4 million of transition expenses recognized in the twelve months ended December 31, 2013.
The following unaudited pro forma summary presents our continuing operations financial results if the business combination had occurred on January 1, 2012:

	Pro Forma Year Ended December 31, 2013	Pro Forma Year Ended December 31, 2012
Revenue from continuing operations	$242,945	$216,577
Net loss from continuing operations	(284,480)	(38,926)
Net loss from continuing operations per share, basic	(6.13)	(0.85)
Net loss from continuing operations per share, diluted	(6.13)	(0.85)
The pro forma net loss for the year ended December 31, 2012 includes non-recurring items for the (a) $7.8 million gain on remeasurement of our previously held investment in BioMimetic, (b) $2.2 million of stock-based compensation expense related to the incremental fair value of replacement awards attributed to precombination service, (c) $6.6 million of stock-based compensation expense related to the acceleration of vesting of previously unvested BioMimetic awards exercised in connection with the acquisition, (d) $0.2 million of compensation expense related to retention agreements for which employees have no further service commitments to obtain the payments, (e) $0.6 million of severance expense directly attributable to the acquisition, and (f) $9.0 million of transaction costs incurred by BioMimetic and us.
WG Healthcare Limited
On January 7, 2013, we acquired 100% of the outstanding equity shares of WG Healthcare Limited, a United Kingdom company (WG Healthcare), for approximately $7.6 million, plus additional contingent consideration with an estimated fair value of $2.2 million to be paid over the next five years subject to the achievement of certain revenue milestones. We acquired the facility, inventory, infrastructure and all other assets and liabilities associated with WG Healthcare's business.
The operating results from this acquisition are included in the consolidated financial statements from the acquisition date. The two former owners of WG Healthcare have joined us as full-time employees.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The acquisition was recorded by allocating the costs of the assets acquired based on their estimated fair values at the acquisition date. The excess of the cost of the acquisition over the fair value of the assets acquired is recorded as goodwill. The following is a summary of the estimated fair values of the assets acquired (in thousands):

Cash	$458
Accounts receivable	1,052
Inventory	1,640
Property, plant and equipment	330
Intangible assets	4,748
Accounts payable	(1,550)
Deferred tax liability - current	(43)
Deferred tax liability - noncurrent	(1,139)
Total net assets acquired	5,496

Goodwill	4,341
Total purchase consideration	$9,837
The goodwill is attributable to the workforce of the acquired business and strategic opportunities that arose from the acquisition of WG Healthcare. The goodwill is not expected to be deductible for tax purposes.
Of the $4.7 million of acquired intangible assets, $1.9 million was assigned to trademarks (indefinite life), $0.8 million was assigned to completed technology (7 year life), $0.3 million was assigned to non-compete agreements (3 year life), and $1.7 million was assigned to customer relationships (15 year life). The weighted average amortization period of the finite-lived intangibles acquired is approximately 11 years.
The acquired business contributed revenues of $4.6 million and operating loss of $1.3 million to our consolidated results from the date of acquisition through December 31, 2013. Our consolidated results of operations would not have been materially different than reported results had the WG Healthcare acquisition occurred at the beginning of 2012 and therefore, pro forma financial information has not been presented.
4. Discontinued Operations
In June 2013, we entered into a definitive agreement under which MicroPort Medical B.V., a subsidiary of MicroPort Scientific Corporation (MicroPort), would acquire our OrthoRecon business. Our OrthoRecon business consists of hip and knee implant products. On January 9, 2014, we completed our divestiture and sale of the OrthoRecon business to MicroPort. Pursuant to the terms of the asset purchase agreement with MicroPort, the Purchase Price (as defined in the asset purchase agreement) for the OrthoRecon business was approximately $287.1 million, which MicroPort paid in cash. See Note 22 for discussion of the estimated impact of this subsequent event on our 2014 results.
All current and historical operating results for the OrthoRecon segment are reflected within discontinued operations in the consolidated financial statements. In addition, costs associated with corporate employees and infrastructure being transferred as a part of the sale have been included in discontinued operations. The following table summarizes the results of discontinued operations (in thousands):

	Twelve Months Ended
	December 31,
	2013	2012	2011
Revenue	$231,865	$269,671	$302,193
Income before tax	9,489	11,946	4,700
Income tax provision	3,266	3,275	2,448
Income from discontinued operations, net of tax	6,223	8,671	2,252

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

All assets and associated liabilities to be transferred to MicroPort have been classified as assets and liabilities held for sale on our consolidated balance sheet. The following table summarizes the assets and liabilities held for sale (in thousands):

	December 31, 2013	December 31, 2012
Assets
Cash	$201	$—
Accounts receivable	59,172	67,434
Inventories, net	74,807	86,792
Property, plant & equipment, net	92,436	96,759
Goodwill	25,802	25,652
Intangible assets, net	1,738	2,610
Deferred income taxes	1,197	2,200
Other current and long-term assets	19,105	14,767
Assets held for sale	$274,458	$296,214

Liabilities
Accounts payable	$9,553	$5,666
Other current liabilities	21,668	27,327
Other long-term liabilities	1,399	2,031
Liabilities held for sale	$32,620	$35,024

Certain liabilities associated with the OrthoRecon business, including product liability claims associated with hip and knee products sold prior to the closing, will not be assumed by MicroPort. Estimated liabilities, if any, for such claims, and accrued legal defense costs for fees that have been incurred to date, are therefore excluded from liabilities held for sale. Concomitant receivables associated with liability insurance recoveries are also excluded from assets held for sale. MicroPort will be responsible for product liability claims associated with products it sells after the closing. Subject to the provisions of the definitive agreement, we will continue to be responsible for defense of existing patent infringement cases and associated legal defense costs, and for resulting liabilities, if any. Costs associated with legal defense, income associated with product liability insurance recoveries, and changes to any contingent liabilities associated the OrthoRecon business have been reflected within results of discontinued operations, and we will continue to reflect these within results of discontinued operations in future periods.

5. Inventories
Inventories consist of the following (in thousands):

	December 31,
	2013	2012
Raw materials	$2,693	$1,000
Work-in-process	6,950	3,377
Finished goods	62,800	53,081
	$72,443	$57,458

6. Marketable Securities
Our investments in marketable securities are classified as available-for-sale securities in accordance with FASB ASC Topic 320, Investments — Debt and Equity Securities. These securities are carried at their fair value, and all unrealized gains and losses are recorded within other comprehensive income. Marketable securities are classified as current for those expected to mature or be sold within 12 months and the remaining portion is classified as non-current. The cost of investment securities sold is determined by the specific identification method.
As of December 31, 2013 and 2012, we had current marketable securities totaling $6.9 million and $12.6 million, respectively, consisting of investments in corporate, government, agency bonds, certificates of deposits, and corporate equity securities, all of which are valued at fair value using a market approach. In addition, we had non-current marketable securities totaling $7.7 million as of December 31, 2013, consisting of investments in corporate, government, and agency bonds, all of which are valued at fair value using a market approach.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following tables present a summary of our marketable securities (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
At December 31, 2013
Available-for-sale marketable securities
U.S. agency debt securities	$5,002	$—	$(4)	$4,998
Certificate of deposit	245	—	—	245
Corporate debt securities	5,186	2	—	5,188
U.S. government debt securities	4,116	1	—	4,117
Total available-for-sale marketable securities	$14,549	$3	$(4)	$14,548

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
At December 31, 2012
Available-for-sale marketable securities
U.S. agency debt securities	2,500	—	—	2,500
Corporate debt securities	2,000	1	—	2,001
Total debt securities	$4,500	$1	$—	$4,501

Corporate equity securities	2,878	$5,267	—	8,145

Total available-for-sale marketable securities	$7,378	$5,268	$—	$12,646

The maturities of available-for-sale debt securities at December 31, 2013 are as follows:

	Available-for-Sale
	Cost Basis	Fair Value
Due in one year or less	$6,896	$6,898
Due after one year through two years	6,153	6,151
Due after two years through five years	1,500	1,499
	14,549	14,548

7. Property, Plant and Equipment
Property, plant and equipment, net consists of the following (in thousands):

	December 31,
	2013	2012
Land and land improvements	$31	$61
Buildings	13,026	2,227
Machinery and equipment	14,274	8,029
Furniture, fixtures and office equipment	47,364	19,006
Construction in progress	13,997	2,737
Surgical instruments	52,893	50,860
	141,585	82,920
Less: Accumulated depreciation	(71,070)	(41,438)
	$70,515	$41,482

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The components of property, plant and equipment recorded under capital leases consist of the following (in thousands):

	December 31,
	2013	2012
Buildings	$8,192	$—
Furniture, fixtures and office equipment	59	—
	8,251	—
Less: Accumulated depreciation	(48)	—
	$8,203	$—

Depreciation expense recognized within results of continuing operations approximated $14.4 million, $14.8 million, and $14.0 million for the years ended December 31, 2013, 2012, and 2011, respectively, and included depreciation of assets under capital leases.
In December 2013, we entered into a capital lease for our new corporate headquarters building. Total capitalized costs associated with this capital lease will be depreciated over the lease term, which is 10 years.

8. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31
	2013	2012
Employee bonus	$10,250	$8,967
Other employee benefits	13,740	3,919
Royalties	2,669	2,829
Taxes other than income	4,722	2,170
Commissions	4,336	1,567
Professional and legal fees	7,054	4,981
Contingent consideration	12,324	444
Product liability	7,710	5,275
Distributor payments	1,253	2,701
Other	16,059	5,910
	$80,117	$38,763

9. Long-Term Debt and Capital Lease Obligations
Long-term debt and capital lease obligations consist of the following (in thousands):

	December 31, 2013	December 31, 2012
Capital lease obligations	$8,238	$—
2017 Notes	263,395	254,717
2014 Notes	3,768	3,768
	275,401	258,485
Less: current portion	(4,174)	—
	$271,227	$258,485
2017 Notes
On August 31, 2012, we issued $300 million aggregate principal amount of the 2017 Notes pursuant to an indenture, dated as of August 31, 2012 between us and The Bank of New York Mellon Trust Company, N.A., as Trustee. The 2017 Notes will mature on August 15, 2017, and we pay interest on the 2017 Notes semi-annually on each February 15 and August 15 at an annual rate of 2.00%. We may not redeem the 2017 Notes prior to the maturity date, and no “sinking fund” is available for the 2017 Notes, which means that we are not required to redeem or retire the 2017 Notes periodically. The 2017 Notes are convertible at the option of the holder, during certain periods and subject to certain conditions as described below, solely into cash at an initial conversion rate of 39.3140 shares per $1,000 principal amount of the 2017 Notes, subject to adjustment upon the occurrence of specified events, which represents an initial conversion price of $25.44 per share. The holder of the 2017 Notes may convert their notes at

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

any time prior to February 15, 2017 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending December 31, 2012 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after February 15, 2017 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their 2017 Notes solely into cash, regardless of the foregoing circumstances. Upon conversion, a holder will receive an amount in cash, per $1,000 principal amount of the 2017 Notes, equal to the settlement amount as calculated under the indenture relating to the 2017 Notes. If we undergo a fundamental change, as defined in the indenture relating to the 2017 Notes, subject to certain conditions, holders of the 2017 Notes will have the option to require us to repurchase for cash all or a portion of their notes at a purchase price equal to 100% of the principal amount of the 2017 Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date, as defined in the indenture relating to the 2017 Notes. In addition, following certain corporate transactions, we, under certain circumstances, will pay a cash make-whole premium by increasing the applicable conversion rate for a holder that elects to convert its 2017 Notes in connection with such corporate transaction. The 2017 Notes are senior unsecured obligations that rank: (i) senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the 2017 Notes; (ii) equal in right of payment to any of our unsecured indebtedness that is not so subordinated; (iii) effectively junior in right of payment to any secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. We determined that the sale of our OrthoRecon business did not constitute a fundamental change pursuant to the indenture. As a result of this transaction, we capitalized deferred financing charges of approximately $8.8 million, which are being amortized over the term of the 2017 Notes using the effective interest method.
The 2017 Notes Conversion Derivative requires bifurcation from the 2017 Notes in accordance with ASC Topic 815, Derivatives and Hedging, and is accounted for as a derivative liability. The fair value of the 2017 Notes Conversion Derivative at the time of issuance of the 2017 Notes was $48.1 million and was recorded as original debt discount for purposes of accounting for the debt component of the 2017 Notes. This discount is amortized as interest expense using the effective interest method over the term of the 2017 Notes. For the year ended December 31, 2013 the Company recorded $8.7 million of interest expense related to the amortization of the debt discount based upon an effective rate of 6.47%.
The components of the 2017 Notes were as follows (in thousands):

	December 31, 2013	December 31, 2012
Principal amount of 2017 Notes	$300,000	$300,000
Unamortized debt discount	(36,605)	(45,283)
Net carrying amount of 2017 Notes	$263,395	$254,717
We entered into 2017 Notes Hedges in connection with the issuance of the 2017 Notes with three counterparties (the Option Counterparties). The 2017 Notes Hedges, which are cash-settled, are intended to reduce our exposure to potential cash payments that we would be required to make if holders elect to convert the 2017 Notes at a time when our stock price exceeds the conversion price. The aggregate cost to acquire the 2017 Notes Hedges was $56.2 million and is accounted for as a derivative asset in accordance with ASC Topic 815. See Note 11 for additional information regarding the 2017 Notes Hedges and the 2017 Notes Conversion Derivative.
We also entered into warrant transactions in which we sold warrants for an aggregate of 11.8 million shares of our common stock to the Option Counterparties, subject to adjustment. The strike price of the warrants was initially $29.925 per share, which was 50% above the last reported sale price of our common stock on August 22, 2012. The warrants are net-share settled and are exercisable over the 100 trading day period beginning on November 15, 2017. The warrant transactions will have a dilutive effect to the extent that the market value per share of our common stock during such period exceeds the applicable strike price of the warrants.
Aside from the initial payment of the $56.2 million premium to the Option Counterparties, we will not be required to make any cash payments to the Option Counterparties under the 2017 Notes Hedges and will be entitled to receive from the Option Counterparties cash, generally equal to the amount by which the market price per share of common stock exceeds the strike price of the convertible note hedging transactions during the relevant valuation period. The strike price under the 2017 Notes Hedges is equal to the conversion price of the 2017 Notes. Additionally, if the market value per share of our common stock exceeds the strike price on any day during the 100 trading day measurement period under the warrant transaction, we will be obligated to issue

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

to the Option Counterparties a number of shares equal in value to one percent of the amount by which the then-current market value of one share of our common stock exceeds the then-effective strike price of each warrant, multiplied by the number of shares of common stock into which the 2017 Notes are then convertible at or following maturity. We will not receive any additional proceeds if warrants are exercised.
2014 Convertible Senior Notes
In November 2007, we issued $200 million of 2.625% Convertible Senior Notes maturing on December 1, 2014 (2014 Notes). The 2014 Notes pay interest semi-annually at an annual rate of 2.625% and are convertible into shares of our common stock at an initial conversion rate of 30.6279 shares per $1,000 principal amount of the 2014 Notes subject to adjustment upon the occurrence of specified events, which represents an initial conversion price of $32.65 per share. The holder of the 2014 Notes may convert at any time on or prior to the close of business on the business day immediately preceding the maturity date. Beginning on December 6, 2011, we may redeem the 2014 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2014 Notes, plus accrued and unpaid interest, if the closing price of our common stock has exceeded 140% of the conversion price for at least 20 days during any consecutive 30-day trading period. Additionally, if we experience a fundamental change event, as defined in the indenture governing the 2014 Notes (Indenture), the holders may require us to purchase for cash all or a portion of the 2014 Notes, for 100% of the principal amount of the notes, plus accrued and unpaid interest. If upon a fundamental change event, a holder elects to convert its 2014 Notes, we may, under certain circumstances, increase the conversion rate for the 2014 Notes surrendered. The 2014 Notes are unsecured obligations and are effectively subordinated to (i) all of our existing and future secured debt, including our obligations under our credit agreement, to the extent of the value of the assets securing such debt, and (ii) because the 2014 Notes are not guaranteed by any of our subsidiaries, to all liabilities of our subsidiaries.
On February 10, 2011, we announced the commencement of a tender offer to purchase for cash any and all of our outstanding 2014 Notes. Upon expiration on March 11, 2011, we purchased $170.9 million aggregate principal amount of the 2014 Notes.
On August 22, 2012, we purchased $25.3 million aggregate principal amount of the 2014 Notes. As a result of this transaction, we recognized approximately $0.2 million for the write off of related pro-rata unamortized deferred financing fees. As of December 31, 2013, $3.8 million aggregate principal amount of the 2014 Notes remain outstanding and is included within current portion of long-term obligations on the consolidated balance sheet.
Maturities
Aggregate annual maturities of our long-term obligations at December 31, 2013, excluding capital lease obligations, are as follows (in thousands):

2014	$3,768
2015	—
2016	—
2017	300,000
2018	—
$303,768
As discussed in Note 7, we have acquired certain property and equipment pursuant to capital leases. At December 31, 2013, future minimum lease payments under capital lease obligations, together with the present value of the net minimum lease payments, are as follows (in thousands):

2014	$419
2015	915
2016	948
2017	982
2018	1,016
Thereafter	6,012
Total minimum payments	10,292
Less amount representing interest	(2,054)
Present value of minimum lease payments	8,238
Current portion	(406)
Long-term portion	$7,832
Our capital lease associated with our corporate headquarters included a six month deferral of lease payments in the first year of the lease.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

10. Other Long-Term Liabilities
Other long-term liabilities consist of the following (in thousands):

	December 31
	2013	2012
Unrecognized tax benefits (See Note 14)	$4,702	$5,074
Product liability (See Note 19)	9,784	18,639
2017 Notes Conversion Derivative (See Note 11)	112,000	55,000
Deferred license revenue (See Note 2)	4,210	4,731
Contingent consideration	2,882	540
Other	1,488	928
	$135,066	$84,912

11. Derivative Instruments and Hedging Activities
We account for derivatives in accordance with FASB ASC 815, which establishes accounting and reporting standards requiring that derivative instruments be recorded on the balance sheet as either an asset or liability measured at fair value. Additionally, changes in the derivative’s fair value shall be recognized currently in earnings unless specific hedge accounting criteria are met.
Conversion Derivative and Notes Hedging
On August 31, 2012, we issued the 2017 Notes. The 2017 Notes Conversion Derivative requires bifurcation from the 2017 Notes in accordance with ASC Topic 815, and is accounted for as a derivative liability. The fair value of the 2017 Notes Conversion Derivative at the time of issuance of the 2017 Notes was $48.1 million. See Note 9 for additional information regarding the 2017 Notes.
We also entered into the 2017 Notes Hedges in connection with the issuance of the 2017 Notes with the Option Counterparties. The 2017 Notes Hedges, which are cash-settled, are intended to reduce our exposure to potential cash payments that we are required to make upon conversion of the 2017 Notes in excess of the principal amount of converted notes if our common stock price exceeds the conversion price. The aggregate cost of the 2017 Notes Hedges was $56.2 million and is accounted for as a derivative asset in accordance with ASC Topic 815.
The following table summarizes the fair value and the presentation in the consolidated balance sheet (in thousands):

	Location on consolidated balance sheet	December 31, 2013	December 31, 2012
2017 Notes Hedges	Other assets	$118,000	$62,000
2017 Notes Conversion Derivative	Other liabilities	$112,000	$55,000
Neither the 2017 Notes Conversion Derivative nor the 2017 Notes Hedges qualify for hedge accounting, thus any change in the fair value of the derivatives is recognized immediately in the consolidated statements of operations. The following table summarizes the gain (loss) on changes in fair value (in thousands):

	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,
	2013	2012
2017 Notes Hedges	$56,000	$5,805
2017 Notes Conversion Derivative	(57,000)	(6,947)
Net loss on changes in fair value	$(1,000)	$(1,142)
Derivatives not Designated as Hedging Instruments
We employ a derivative program using 30-day foreign currency forward contracts to mitigate the risk of currency fluctuations on our intercompany receivable and payable balances that are denominated in foreign currencies. These forward contracts are expected to offset the transactional gains and losses on the related intercompany balances. These forward contracts are not designated as hedging instruments under FASB ASC Topic 815. Accordingly, the changes in the fair value and the settlement of the contracts

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

are recognized in the period incurred in the accompanying consolidated statements of operations. At December 31, 2013 and 2012, we had no foreign currency contracts outstanding.

12. Goodwill and Intangibles
Prior to the June 2013 announcement of the divestiture of our OrthoRecon business, our chief executive officer, who is our chief operating decision maker, managed our operations as two reportable business segments: Extremities and OrthoRecon. Following this announcement, all historical operating results for the OrthoRecon segment were reflected within discontinued operations in the consolidated financial statements. We determined that we had three reporting units for purposes of evaluating goodwill for impairment: 1) BioMimetic business; 2) Continuing Operations (BioExtremities) business, excluding the BioMimetic business; and 3) Discontinued Operations (OrthoRecon) business.
During the first quarter of 2014, our management, including our chief executive officer, who is our chief operating decision maker, began managing our operations as three operating segments: U.S., International and BioMimetic (international sales and associated expenses for Augment® products are included within the International segment), based on management's change to the way it monitors performance, aligns strategies, and allocates resources. We determined that each of these operating segments represented a reportable segment. This change in segment reporting has also resulted in a change in reporting units for goodwill impairment measurement purposes. We determined that each operating segment represents a reporting unit, and we subsequently performed a goodwill impairment analysis, resulting in the reallocation of goodwill of $92.1 million, $24.7 million and $1.4 million to the U.S., International and BioMimetic reporting units, respectively. The goodwill allocated to each reporting unit was based on the relative fair value of each of our reporting units as of the date of impairment analysis (January 1, 2014). Upon completion of this analysis, we determined that the fair value of our reporting units exceeded their carrying values and, therefore, no impairment charge was necessary.
Changes in the carrying amount of goodwill occurring during the year ended December 31, 2013, are as follows (in thousands):

	U.S.	International	BioMimetic	Total
Goodwill at December 31, 2012	$25,551	$6,863		$32,414
Goodwill associated with acquisitions		60,796	138,244	$199,040
Goodwill impairment	—	—	(114,997)	$(114,997)
Foreign currency translation		1,806		$1,806
Change in reportable segment allocation[1]	66,583	(44,719)	(21,864)	$—
Goodwill at December 31, 2013	$92,134	$24,746	$1,383	$118,263
___________________________

1	This line item represents the goodwill allocation adjustment based on the relative fair value of each reporting unit as of the date of impairment analysis.
The components of our identifiable intangible assets, net are as follows (in thousands):

	December 31, 2013		December 31, 2012
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Indefinite life intangibles:
IPRD technology	$4,266		$278
Trademarks	4,121		1,658
Total indefinite life intangibles	8,387		1,936

Finite life intangibles:
Distribution channels	250	$233	1,250	$436
Completed technology	16,714	5,702	9,781	4,243
Licenses	3,633	1,303	3,668	1,056
Customer relationships	15,578	2,371	3,788	1,799
Trademarks	2,364	1,098	1,316	922
Non-compete agreements	5,660	3,155	7,314	2,729
Other	771	75	2,171	1,355
Total finite life intangibles	44,970	$13,937	29,288	$12,540

Total intangibles	53,357		31,224
Less: Accumulated amortization	(13,937)		(12,540)
Intangible assets, net	$39,420		$18,684

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

During year ended December 31, 2013, we terminated a distribution agreement and therefore recorded a $0.4 million asset impairment charge. Additionally, as a result of lower-than-projected cash flows related to completed technology acquired in our 2011 CCI acquisition, we recognized an impairment charge of approximately $0.6 million. These charges were calculated by comparing the fair value to the carrying value of the intangible. The impairment loss was recorded for the amount by which the carrying value exceeded the fair value, and is included within Amortization of intangible assets in the consolidated statement of operations.
During the year ended December 31, 2013, we received a not approvable letter from the FDA in response to our Pre-Market Approval application for Augment® Bone Graft for use as an alternative to autograft in hindfoot and ankle fusion procedures. Following our announcement regarding the receipt of this letter, the market value of the CVRs issued in connection with the BioMimetic acquisition decreased significantly. Holders of CVRs are entitled to be paid the contingent consideration from the BioMimetic acquisition, specifically upon FDA approval of Augment® Bone Graft, and subsequently upon the achievement of certain revenue milestones. FASB ASC 350-30-35-18 requires companies to evaluate for impairment intangible assets not subject to amortization, such as our IPRD assets, if events or changes in circumstances indicate than an asset might be impaired. Further, FASB ASC 350-20-35-30 requires companies to evaluate goodwill for impairment between annual impairment tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. In response to our announcement of the receipt of the FDA not approvable letter, the market value of the CVRs declined significantly due to a decreased market perception of the likelihood of FDA approval of Augment® Bone Graft. Because the probability of such FDA approval is a significant input in the valuation of the BioMimetic reporting unit and related intangible assets, management determined that our goodwill and intangible assets acquired in the BioMimetic acquisition were more likely than not impaired, and therefore required a quantitative impairment test.

We updated our discounted cash flow valuation model for the BioMimetic acquisition based on probability weighted estimates of revenues and expenses, related cash flows and the discount rate used in the model. The probabilities used in the model were based on the fair value of the CVRs as of September 30, 2013. Based on this discounted cash flow valuation model, we determined that the fair value of the IPRD, tradename and non-compete agreement assets as of September 30, 2013 were less than their respective carrying values as of such date, and the fair value of the BioMimetic reporting unit as of September 30, 2013 was less than its carrying value as of such date (after consideration of the reduced value of the intangible assets). Therefore, we recognized an intangible impairment charge of approximately $88.1 million and a goodwill impairment charge of $115.0 million in the year ended December 31, 2013 for the amount by which the carrying value of these assets exceeded the fair value using Level 3 inputs. These charges are included within “BioMimetic impairment charges” on our consolidated statement of operations.
We have filed an appeal with the FDA regarding its decision. On October 31, 2013, the FDA notified us it has elected to convene a Dispute Resolution Panel to consider the scientific issues in dispute before making a decision on our appeal. While we believe our appeal has strong merits, we were required to evaluate assets associated with the BioMimetic acquisition for impairment.
Based on the total finite life intangible assets held at December 31, 2013, we expect to amortize approximately $6.9 million in 2014, $4.6 million in 2015, $3.5 million in 2016, $3.1 million in 2017, and $2.4 million in 2018. This does not include amortization associated with any intangible assets acquired in 2014 (see Note 22).

13. Accumulated Other Comprehensive Income (AOCI)
Other comprehensive income (OCI) includes certain gains and losses that under GAAP are included in comprehensive income but are excluded from net income as these amounts are initially recorded as an adjustment to stockholders’ equity. Amounts in OCI may be reclassified to net income upon the occurrence of certain events.
Our OCI is comprised of foreign currency translation adjustments, unrealized gains and losses on available-for-sale securities, and adjustments to our minimum pension liability. Foreign currency translation adjustments are reclassified to net income upon sale or upon a complete or substantially complete liquidation of an investment in a foreign entity. Unrealized gains and losses on available-for-sale securities are reclassified to net income if we sell the security before maturity or if the unrealized loss in a security is considered to be other-than-temporary.
Changes in and reclassifications out of AOCI, net of tax, for the twelve months ended December 31, 2013 were as follows (in thousands):

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	Currency Translation Adjustment	Unrealized Gain (loss) on Marketable Securities	Minimum Pension Liability Adjustment	Total
Balance December 31, 2012	$18,991	$3,213	$330	$22,534
Other comprehensive (loss) income, net of tax before reclassification	(1,381)	1,543	14	176
Reclassification to Other (Income) Expense, net: Gain on equity securities, net of tax	—	(4,757)	—	(4,757)
Balance December 31, 2013	$17,610	$(1)	$344	$17,953

14. Income Taxes
The components of our income (loss) before income taxes are as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
U.S.	$(230,975)	$(4,043)	$(12,498)
Foreign	572	658	1,142
Income (loss) before income taxes	$(230,403)	$(3,385)	$(11,356)

The components of our provision (benefit) for income taxes are as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Current (benefit) provision:
U.S.:
Federal	$296	$(5,480)	$(279)
State	85	(34)	(81)
Foreign	180	337	398
Total current (benefit) provision	561	(5,177)	38
Deferred provision (benefit):
U.S.:
Federal	48,257	5,179	(3,533)
State	884	(98)	(472)
Foreign	63	98	6
Total deferred provision (benefit)	49,204	5,179	(3,999)
Total provision (benefit) for income taxes	$49,765	$2	$(3,961)

A reconciliation of the statutory U.S. federal income tax rate to our effective income tax rate is as follows:

	Year Ended December 31,
	2013	2012	2011
Income tax provision at statutory rate	35.0%	35.0%	35.0%
State income taxes	3.2%	3.8%	4.8%
Change in valuation allowance	(51.9)%	(19.7)%	(0.8)%
Foreign income tax rate differences	—%	12.9%	3.5%
Other non-deductible expenses	(0.1)%	(6.1)%	(2.2)%
Transaction costs	(0.8)%	(21.2)%	—%
CVR Fair Market Value Adjustment	9.3%	—%	—%
Goodwill Impairment	(17.5)%	—%	—%
Other, net	1.2%	(4.8)%	(5.4)%
Total	(21.6)%	(0.1)%	34.9%

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The significant components of our deferred income taxes as of December 31, 2013 and 2012 are as follows (in thousands):

	December 31,
	2013	2012
Deferred tax assets:
Net operating loss carryforwards	$100,361	$17,009
General business credit carryforward	3,181	734
Reserves and allowances	40,789	37,160
Stock-based compensation expense	7,852	7,256
Convertible debt notes and conversion option	46,100	22,173
Other	6,070	7,195
Valuation allowance	(134,263)	(14,248)

Total deferred tax assets	70,090	77,279

Deferred tax liabilities:
Depreciation	13,863	21,116
Intangible assets	9,071	2,828
Convertible note bond hedge	46,020	21,916
Other	10,136	8,219

Total deferred tax liabilities	79,090	54,079

Net deferred tax assets (liabilities)	$(9,000)	$23,200
At December 31, 2013, we had net operating loss carryforwards for U.S. federal income tax purposes of approximately $236.0 million, of which approximately $2.1 million related to equity compensation deductions, for which when realized, the resulting benefit will be credited to stockholder’s equity. The federal net operating losses begin to expire in 2017 and extend through 2033. This includes approximately $163.0 million of net operating losses acquired in 2013. State net operating losses carryforwards at December 31, 2013 totaled approximately $110.0 million, which begin to expire in 2017 and extend through 2033. Additionally, we had general business credit carryforwards of approximately $3.0 million, which begin to expire in 2017 and extend through 2033. At December 31, 2013, we had foreign net operating loss carryforwards of approximately $46.0 million, the majority of which do not expire.
Certain of our U.S. and foreign net operating losses and general business credit carryforwards are subject to various limitations. We maintain valuation allowances for those net operating losses and tax credit carryforwards that we do not expect to utilize due to these limitations and it is more likely than not that such tax benefits will not be realized.
During the year ended December 31, 2013, the Company recorded approximately $119.6 million valuation allowance against its deferred tax assets. In assessing the need for a valuation allowance, the Company considered both positive and negative evidence related to the likelihood of realization of the deferred tax assets. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence can be objectively verified. GAAP states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets. As such, it is generally difficult for positive evidence regarding projected future taxable income exclusive of reversing taxable temporary differences to outweigh objective negative evidence of recent financial reporting losses.
The Company entered a three-year cumulative loss position during the year ended December 31, 2013. This cumulative loss position, along with other evidence, merited the establishment of a valuation allowance against the deferred tax assets. A sustained period of profitability is required before the Company would change its judgment regarding the need for a valuation allowance against its net deferred tax assets.
In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. Therefore, we do not provide for deferred taxes on the excess of the financial reporting over the tax basis in our investments in foreign subsidiaries that are essentially permanent in duration. The determination of the amount of unrecognized deferred tax liabilities is not practicable. However, during fiscal year 2013, we recorded approximately $0.4 million deferred tax liability as a result of the pending stock sale of one of our foreign subsidiaries.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2013	$5,074
Additions for tax positions related to current year	214
Additions for tax positions of prior years	180
Reductions for tax positions of prior years	(848)
Settlements	—
Foreign currency translation	82
Balance at December 31, 2013	$4,702

As of December 31, 2013, our liability for unrecognized tax benefits totaled $4.7 million and is recorded in our consolidated balance sheet within “Other liabilities,” and all components, if recognized, would impact our effective tax rate. Our U.S. federal income taxes represent the substantial majority of our income taxes, and our 2009, 2010, and 2011 U.S. federal income tax returns are currently under examination by the Internal Revenue Service. It is therefore possible that our unrecognized tax benefits could change in the next twelve months.
We accrue interest required to be paid by the tax law for the underpayment of taxes on the difference between the amount claimed or expected to be claimed on the tax return and the tax benefit recognized in the financial statements. Management has made the policy election to record this interest as interest expense. As of December 31, 2013, accrued interest related to our unrecognized tax benefits totaled approximately $0.4 million, which is recorded in our consolidated balance sheet within “Other liabilities.”
We file numerous consolidated and separate company income tax returns in the U.S. and in many foreign jurisdictions. We are no longer subject to foreign income tax examinations by tax authorities in significant jurisdictions for years before 2007. With few exceptions, we are subject to U.S. federal, state and local income tax examinations for years 2010 through 2012. However, tax authorities have the ability to review years prior to these to the extent that we utilize tax attributes carried forward from those prior years.

15. Earnings Per Share
FASB ASC Topic 260, Earnings Per Share, requires the presentation of basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated to include any dilutive effect of our common stock equivalents. Our common stock equivalents consist of stock options, non-vested shares of common stock, stock-settled phantom stock units, restricted stock units, 2014 Notes, and warrants. The dilutive effect of the stock options, non-vested shares of common stock, stock-settled phantom stock units, restricted stock units, and warrants is calculated using the treasury-stock method. The dilutive effect of the 2014 Notes is calculated by applying the “if-converted” method. This assumes an add-back of interest, net of income taxes, to net income as if the securities were converted at the beginning of the period. During the years ended December 31, 2013, 2012, and 2011, the convertible notes had an anti-dilutive effect on earnings per share and we therefore excluded from the dilutive shares calculation. In addition, approximately 776,722, 267,520, and 136,000 common stock equivalents have been excluded from the computation of diluted net loss per share for the years ended December 31, 2013, 2012, and 2011, respectively, because their effect is anti-dilutive as a result of our net loss from continuing operations in those periods. During the years ended December 31, 2013 and 2012, the warrants were excluded from diluted shares outstanding because the exercise price exceeded the average market price of our common stock.
The weighted-average number of common shares outstanding for basic and diluted earnings per share purposes is as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Weighted-average number of common shares outstanding — basic	45,265	38,769	38,279
Common stock equivalents	—	317	—
Weighted-average number of common shares outstanding — diluted	45,265	39,086	38,279

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

The following potential common shares were excluded from the computation of diluted earnings per share, as their effect would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2013	2012	2011
Stock options	2,763	2,854	3,400
Non-vested shares, restricted stock units, and stock-settled phantom stock units	197	290	430
Convertible debt	115	633	1,909
Warrants	11,794	11,794	—

16. Capital Stock
We are authorized to issue up to 100,000,000 shares of voting common stock. We have 52,006,235 shares of voting common stock available for future issuance at December 31, 2013.

17. Stock-Based Compensation Plans
We have three stock-based compensation plans, which are described below. Amounts recognized in the consolidated financial statements with respect to these plans are as follows:

	Year Ended December 31,
	2013	2012	2011
Total cost of share-based payment plans	$11,912	$7,811	$5,908
Amounts capitalized as inventory	(467)	(689)	(725)
Amortization of capitalized amounts	513	717	747
Charged against income before income taxes	11,958	7,839	5,930
Amount of related income tax benefit recognized in income	(3,945)	(2,940)	(2,094)
Impact to net loss from continuing operations	$8,013	$4,899	$3,836
Impact to net income from discontinued operations	2,320	2,308	2,326
Impact to net (loss) income	$10,333	$7,207	$6,162
Impact to basic earnings per share, continuing operations	$0.18	$0.13	$0.10
Impact to basic earnings per share	$0.23	$0.19	$0.16
Impact to diluted earnings per share, continuing operations	$0.18	$0.13	$0.10
Impact to diluted earnings per share	$0.23	$0.18	$0.16
During 2013, in connection with the BioMimetic acquisition, we recognized $2.2 million of stock-based compensation expense related to the incremental fair value of replacement awards attributed to precombination service.
As of December 31, 2013, we had $17.4 million of total unrecognized compensation cost related to unvested stock-based compensation arrangements granted to employees retained following the sale of the OrthoRecon business. This cost is expected to be recognized over a weighted-average period of 2.7  years.
Equity Incentive Plans
On December 7, 1999, we adopted the 1999 Equity Incentive Plan, which was subsequently amended and restated on July 6, 2001, May 13, 2003, May 13, 2004, May 12, 2005 and May 14, 2008 and amended on October 23, 2008. The 1999 Equity Incentive Plan expired December 7, 2009. The 2009 Equity Incentive Plan (the Plan) was adopted on May 13, 2009, which was subsequently amended and restated on May 13, 2010 and May 14, 2013. The Plan authorizes us to grant stock options and other stock-based awards, such as non-vested shares of common stock, with respect to up to 15,417,051 shares of common stock, of which full value awards (such as non-vested shares) are limited to 3,754,555 shares. Under the Plan, stock based compensation awards generally are exercisable in increments of 25% annually on each of the first through fourth anniversaries of the date of grant. All of the options issued under the plan expire after 10 years. These awards are recognized on a straight-line basis over the requisite service period, which is generally 4 years. As of December 31, 2013, there were 3,596,125 shares available for future issuance under the Plan, of which full value awards are limited to 1,798,062 shares.
Stock options

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

We estimate the fair value of stock options using the Black-Scholes valuation model. The Black-Scholes option-pricing model requires the input of estimates, including the expected life of stock options, expected stock price volatility, the risk-free interest rate and the expected dividend yield. The expected life of options is estimated based on historical option exercise and employee termination data. The expected stock price volatility assumption was estimated based upon historical volatility of our common stock. The risk-free interest rate was determined using U.S. Treasury rates where the term is consistent with the expected life of the stock options. Expected dividend yield is not considered as we have never paid dividends and have no plans of doing so in the future. We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate pre-vesting forfeitures and record stock-based compensation expense only for those awards that are expected to vest. The fair value of stock options is amortized on a straight-line basis over the respective requisite service period, which is generally the vesting period.
The weighted-average grant date fair value of stock options granted to employees in 2013, 2012, and 2011 was $8.60 per share, $7.89 per share, and $6.01 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model using the following assumptions:

	Year Ended December 31,
	2013	2012	2011
Risk-free interest rate	0.1% - 1.4%	0.5% - 1.0%	1.0% - 2.0%
Expected option life	6 years	6 years	6 years
Expected price volatility	36%	40%	39%

A summary of our stock option activity during 2013 for employees retained following the sale of the OrthoRecon business is as follows:

	Shares (000’s)	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value* ($000’s)
Outstanding at December 31, 2012	2,120	$22.71
Granted	1,033	24.38
BioMimetic options assumed	752	19.25
Exercised	(211)	20.17
Forfeited or expired	(325)	25.30
Outstanding at December 31, 2013	3,369	$22.36	6.4	$28,171
Exercisable at December 31, 2013	1,772	$21.89	4.2	$15,657
________________________________

*
The aggregate intrinsic value is calculated as the difference between the market value of our common stock as of December 31, 2013, and the exercise price of the shares. The market value as of December 31, 2013 is $30.71 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2013.

The total intrinsic value of options exercised during 2013, 2012, and 2011 was $1.4 million, $0.2 million, and $0.1 million, respectively.
A summary of our stock options outstanding and exercisable at December 31, 2013, for employees retained following the sale of the OrthoRecon business is as follows (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$2.00 — $16.00	371	5.8	$12.35	276	$11.53
$16.01 — $24.00	1,478	6.5	21.06	802	20.64
$24.01 — $35.87	1,520	6.4	26.07	694	27.47
	3,369	6.4	$22.36	1,772	$21.89
Inducement Stock Options.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

During 2011, we granted 610,000 stock options under an inducement stock option agreement with an exercise price of $16.03 to induce Robert J. Palmisano to commence employment with us as our Chief Executive Officer. These options vest over a three-year service period. We also granted 30,000 stock options with an exercise price of $18.33 to Julie Tracy, Senior Vice President, Chief Communications Officer, and 65,000 stock options with an exercise price of $16.23 to James Lightman, Senior Vice President, General Counsel, and Secretary, under inducement stock option agreements. During 2012, we granted 50,000 stock options with an exercise price of $17.35 to induce Daniel Garen to commence employment with us as our Senior Vice President and Chief Compliance Officer, and 184,500 stock options with an exercise price of $21.24 to Pascal E. R. Girin, Executive Vice President and Chief Operating Officer. These options have substantially the same terms as grants made under the Plan.
A summary of our inducement grant stock option activity during 2013 is as follows:

	Shares (000’s)	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value* ($000’s)
Outstanding at December 31, 2012	940	$17.21
Granted	—	—
Exercised	—	—
Forfeited or expired	—	—
Outstanding at December 31, 2013	940	$17.21	8.0	$12,683
Exercisable at December 31, 2013	513	$16.61	7.8	$7,230
________________________________

*
The aggregate intrinsic value is calculated as the difference between the market value of our common stock as of December 31, 2013, and the exercise price of the shares. The market value as of December 31, 2013 is $30.71 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2013.

A summary of our stock options outstanding and exercisable at December 31, 2013, is as follows (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$2.00 — $16.00	371	5.8	$12.35	276	$11.53
$16.01 — $24.00	2,418	7.0	19.56	1,315	19.07
$24.01 — $35.87	1,520	6.4	26.07	694	27.47
	4,309	6.7	$21.24	2,285	$20.71

Non-vested shares and stock settled phantom stock units and restricted stock units
We calculate the grant date fair value of non-vested shares of common stock, stock settled phantom stock units and restricted stock units using the closing sale prices on the trading day immediately prior to the grant date. We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate pre-vesting forfeitures and record stock-based compensation expense only for those awards that are expected to vest.
Under the Plan, we granted 223,000, 216,000, and 345,000 non-vested shares of common stock, stock settled phantom stock units and restricted stock units to employees with weighted-average grant-date fair values of $24.66 per share, $21.22 per share, and $15.56 per share during 2013, 2012, and 2011, respectively. The fair value of these shares will be recognized on a straight-line basis over the respective requisite service period, which is generally the vesting period.
During 2013 and 2012, we granted a negligible amount of non-vested shares to non-employees. During 2011, we granted certain independent distributors and other non-employees non-vested shares of common stock of 28,000 shares at a weighted-average grant date fair values $15.27 per share.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

A summary of our non-vested shares of common stock activity during 2013 is as follows:

	Shares (000’s)	Weighted-Average Grant-Date Fair Value	Aggregate Intrinsic Value* ($000’s)
Non-vested at December 31, 2012	486	$18.44
Granted	223	24.66
Vested	(212)	18.10
Forfeited	(41)	17.98
Non-vested at December 31, 2013	456	$21.69	$14,004
___________________

*
The aggregate intrinsic value is calculated as the market value of our common stock as of December 31, 2013. The market value as of December 31, 2013 is $30.71 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2013.

The total fair value of shares vested during 2013, 2012 and 2011 was $6.5 million, $5.6 million and $4.7 million, respectively.
Stock compensation held by employees to be transferred upon sale of OrthoRecon business
During 2013, as part of the definitive agreement to sell our OrthoRecon business to MicroPort, we agreed to modify stock compensation awards held by employees assigned to MicroPort to accelerate vesting for unvested stock compensation awards, as an incentive to induce each employee to accept and continue employment with MicroPort, contingent upon the closing of the sale. On January 12, 2014, all unvested stock compensation awards held by these former 65 employees was vested, which was comprised of approximately 500,000 options with a weighted-average exercise price of $22.50, and 266,000 non-vested shares.
The incremental cost associated with the modified stock compensation totaled $8.8 million, and will be recognized as a reduction to our gain realized upon the sale of the OrthoRecon business in the first quarter of 2014.
The table below summarizes the outstanding stock options held by employees transferred to MicroPort, as of December 31, 2013.

	Options Outstanding
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Aggregate Intrinsic Value* ($000’s)
$15.47 — $20.00	177	0.75	$16.46
$20.01 — $30.00	857	0.75	23.77
$30.01 — $35.87	112	0.24	31.12
	1,146	0.70	$23.20	$8,526
________________________________

*
The aggregate intrinsic value is calculated as the difference between the market value of our common stock as of December 31, 2013, and the exercise price of the shares. The market value as of December 31, 2013 is $30.71 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2013.

Employee Stock Purchase Plan.
On May 30, 2002, our shareholders approved and adopted the 2002 Employee Stock Purchase Plan, which was subsequently amended and restated in 2013 (the ESPP). The ESPP authorizes us to issue up to 400,000 shares of common stock to our employees who work at least 20 hours per week. Under the ESPP, there are two six-month plan periods during each calendar year, one beginning January 1 and ending on June 30, and the other beginning July 1 and ending on December 31. Under the terms of the ESPP, employees can choose each plan period to have up to 5% of their annual base earnings, limited to $5,000, withheld to purchase our common stock. The purchase price of the stock is 85% of the lower of its beginning-of-period or end-of-period market price. Under the ESPP, we sold to employees approximately 23,000, 25,000, and 26,000 shares in 2013, 2012, and 2011, respectively, with weighted-average fair values of $6.81, $5.93, and $4.92 per share, respectively. As of December 31, 2013, there were 194,566 shares available for future issuance under the ESPP. During 2013, 2012, and 2011, we recorded nominal amounts of non-cash, stock-based compensation expense related to the ESPP.
In applying the Black-Scholes methodology to the purchase rights granted under the ESPP, we used the following assumptions:

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	Year Ended December 31,
	2013	2012	2011
Risk-free interest rate	0.1% - 0.4%	0.1% - 0.2%	0.3% - 0.4%
Expected option life	6 months	6 months	6 months
Expected price volatility	36%	40%	39%

18. Employee Benefit Plans
We sponsor a defined contribution plan under Section 401(k) of the Internal Revenue Code, which covers U.S. employees who are 21 years of age and over. Under this plan, we match voluntary employee contributions at a rate of 100% for the first 2% of an employee’s annual compensation and at a rate of 50% for the next 2% of an employee’s annual compensation. Employees vest in our contributions after three years of service. Our expense related to the plan recognized within results of continuing operations was $1.2 million in 2013, and $1.0 million in 2012 and 2011.

19. Commitments and Contingencies
Operating Leases
We lease certain equipment and office space under non-cancelable operating leases. Rental expense under operating leases approximated $8.0 million, $5.7 million, and $5.1 million for the years ended December 31, 2013, 2012, and 2011, respectively. Future minimum payments, by year and in the aggregate, under non-cancelable operating leases with initial or remaining lease terms of one year or more, are as follows at December 31, 2013 (in thousands):

2014	$6,087
2015	4,364
2016	2,503
2017	1,267
2018	1,182
Thereafter	768
$16,171
Portions of our payments for operating leases are denominated in foreign currencies and were translated in the tables above based on their respective U.S. dollar exchange rates at December 31, 2013. These future payments are subject to foreign currency exchange rate risk.
Purchase Obligations
We have entered into certain supply agreements for our products, which include minimum purchase obligations. We paid approximately $3.5 million and $7.7 million during the years ended December 31, 2013, and 2011, respectively, under those supply agreements. During the year ended December 31, 2012, we paid immaterial amounts under those supply agreements. Future obligations for minimum purchases under these supply agreements are as follows at December 31, 2013 (in thousands):

	Total	2014	2015	2016	2017	2018	Thereafter
Minimum supply obligations	$2,073	—	2,073	—	—	—	—
Legal Contingencies
As described below, our business is subject to various contingencies including patent and other litigation, product liability claims and a government inquiry.  These contingencies could result in losses, including damages, fines, or penalties, any of which could be substantial, as well as criminal charges. Although such matters are inherently unpredictable, and negative outcomes or verdicts can occur, we believe we have significant defenses in all of them, are vigorously defending all of them, and do not believe any of them will have a material adverse effect on our financial position. However, we could incur judgments, pay settlements, or revise our expectations regarding the outcome of any matter. Such developments, if any, could have a material adverse effect on our results of operations in the period in which applicable amounts are accrued, or on our cash flows in the period in which amounts are paid.
Our contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss or the measurement of a loss can be complex. We have accrued for losses that are both probable and reasonably estimable. Unless otherwise indicated

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

we are unable to estimate the range of reasonably possible loss in excess of amounts accrued.  Our assessment process relies on estimates and assumptions that may prove to be incomplete or inaccurate. Unanticipated events and circumstances may occur that could cause us to change our estimates and assumptions.
Governmental Inquiries
On September 29, 2010, we entered into a five year Corporate Integrity Agreement (CIA) with the Office of the Inspector General of the United States Department of Health and Human Services (OIG-HHS). The CIA was filed as Exhibit 10.2 to our current report on Form 8-K filed on September 30, 2010. The CIA will expire on September 29, 2015.
The CIA imposes on us certain obligations to maintain compliance with U.S. healthcare laws, regulations and other requirements. Our failure to do so could expose us to significant liability including, but not limited to, exclusion from federal healthcare program participation, including Medicaid and Medicare, potential prosecution, civil and criminal fines or penalties, as well as additional litigation cost and expense.
Both we and MicroPort, which completed the purchase of our OrthoRecon business in January 2014, will continue to be subject to the CIA.
In addition to the USAO and OIG-HHS, other governmental agencies, including state authorities, could conduct investigations or institute proceedings that are not precluded by the CIA. In addition, the matters which gave rise to the CIA could increase our exposure to lawsuits by potential whistleblowers, including under the federal false claims acts, based on new theories or allegations arising from these matters.
On August 3, 2012, we received a subpoena from the U.S. Attorney's Office for the Western District of Tennessee requesting records and documentation relating to our PROFEMUR® series of hip replacement devices. The subpoena covers the period from January 1, 2000 to August 2, 2012. We continue to respond to the subpoena.
Patent Litigation
In 2011, Howmedica Osteonics Corp. (Howmedica) and Stryker Ireland, Ltd. (collectively, “Stryker”), each a subsidiary of Stryker Corporation, filed a lawsuit against WMT in the United States District Court for the District of New Jersey (District Court) alleging that we infringed Stryker's U.S. Patent No. 6,475,243 related to our LINEAGE® Acetabular Cup System and DYNASTY® Acetabular Cup System. The lawsuit seeks an order of infringement, injunctive relief, unspecified damages, and various other costs and relief. On July 9, 2013, the district court issued a claim construction ruling. Under the court's claim construction ruling, we do not believe these hip products infringe the asserted patents. In filings with the court, Stryker has conceded that under the court’s claim construction rulings it can no longer pursue its infringement claims. Stryker has asked the court to dismiss the case so it may pursue an appeal.
In 2012, Bonutti Skeletal Innovations, LLC (Bonutti) filed a patent infringement lawsuit against us in the United States Court for the District of Delaware. Bonutti originally alleged that the Link Sled Prosthesis infringes U.S. Patent 6,702,821. The Link Sled Prosthesis is a product we distributed under a distribution agreement with LinkBio Corp, which expired on December 31, 2013. In January 2013, Bonutti amended its complaint, alleging that the ADVANCE® knee system, including ODYSSEY® instrumentation, infringes U.S. Patent 8,133,229, and that the ADVANCE® knee system, including ODYSSEY® instrumentation and PROPHECY® guides, infringes U.S. Patent 7,806,896, which was issued on October 5, 2010. All of the claims of the asserted patents are directed to surgical methods for minimally invasive surgery.
In June 2013, Orthophoenix filed a patent lawsuit against us in the United States District Court for the District of Delaware alleging that surgical methods using the X-REAM® product infringe two patents.
In June 2013, Anglefix filed suit in the United States District Court for the Western District of Tennessee, alleging that our ORTHOLOC® products infringe Anglefix’s asserted patent.
In September 2013, ConforMIS, Inc. filed suit against us in the United States District Court for the District of Massachusetts, alleging that our PROPHECY® knee and ankle systems infringe four ConforMIS’ patents. On February 19, 2014, ConforMIS filed an amended complaint asserting four additional patents against us relating to alleged infringement by our PROPHECY® knee and ankle systems and naming MicroPort Orthopedics as an additional defendant.
Subject to the provisions of the asset purchase agreement with MicroPort for the sale of our OrthoRecon business, we will continue to be responsible for defense of existing patent infringement cases relating to our OrthoRecon business, and for resulting liabilities, if any.
Product Liability

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

We have received claims for personal injury against us associated with fractures of our PROFEMUR® long titanium modular neck product (PROFEMUR® Claims). The overall fracture rate for the product is low and the fractures appear, at least in part, to relate to patient demographics. Beginning in 2009, we began offering a cobalt-chrome version of our PROFEMUR® modular neck, which has greater strength characteristics than the alternative titanium version. Historically, we have reflected our liability for these claims as part of our standard product liability accruals on a case-by-case basis. However, during the quarter ended September 30, 2011, as a result of an increase in the number and monetary amount of these claims, management estimated our liability to patients in North America who have previously required a revision following a fracture of a PROFEMUR® long titanium modular neck, or who may require a revision in the future. Management has estimated that this aggregate liability ranges from approximately $17 million to $26 million. Any claims associated with this product outside of North America, or for any other products, will be managed as part of our standard product liability accruals.
Due to the uncertainty within our aggregate range of loss resulting from the estimation of the number of claims and related monetary payments, we have recorded a liability of $16.8 million, which represents the low-end of our estimated aggregate range of loss. We have classified $7 million of this liability as current in “Accrued expenses and other current liabilities” and $9.8 million as non-current in “Other liabilities” on our consolidated balance sheet. We expect to pay the majority of these claims within the next 4 years.
We have maintained product liability insurance coverage on a claims-made basis. During the quarter ended March 31, 2013, we received a customary reservation of rights from our primary product liability insurance carrier asserting that present and future claims related to fractures of our PROFEMUR® titanium modular neck hip products and which allege certain types of injury (Modular Neck Claims) would be covered as a single occurrence under the policy year the first such claim was asserted. The effect of this coverage position would be to place Modular Neck Claims into a single prior policy year in which applicable claims-made coverage was available, subject to the overall policy limits then in effect. Management agrees with the assertion that the Modular Neck Claims should be treated as a single occurrence, but notified the carrier that it disputed the carrier's selection of available policy years. During the second quarter of 2013, we received confirmation from the primary carrier confirming their agreement with our policy year determination. Based on our insurer's treatment of Modular Neck Claims as a single occurrence, we increased our estimate of the total probable insurance recovery related to Modular Neck Claims by $19.4 million, and recognized such additional recovery as a reduction to our selling, general and administrative expenses for the three-months ended March 31, 2013. In the quarter ended June 30, 2013, we received payment from the primary insurance carrier of $5 million. In the quarter ended September 30, 2013, we received payment of $10 million from the next insurance carrier in the tower. As of December 31, 2013, our insurance receivable related to Modular Neck Claims totals $25 million, which consists of $13 million associated with our recorded liability for current and future Modular Neck Claims outstanding, and $12 million for cash spending associated with defense and settlement costs. We have classified $19 million within current receivables, and the remaining $6 million within long-term receivables.
During the quarter ended September 30, 2013, we reached the maximum insurance coverage for Modular Neck Claims of $40 million, when previous spending on legal defense costs and claim settlements are combined with our estimated product liability for future settlements. As a result, we recognized approximately $4 million of expense in income from discontinued operations for 2013 for expenses recognized in excess of the $40 million insurance recovery limit. Future expenses associated with defense costs and revisions to our estimated product liability will be recognized as incurred within the current period in results of discontinued operations. However, as noted above, our insurance receivable for cash spending is $12 million out of the remaining $25 million insurance receivable, therefore we do not anticipate actual cash spending to exceed this maximum for several years.
Claims for personal injury have also been made against us associated with our metal-on-metal hip products (primarily our CONSERVE® product line). The pre-trial management of certain of these claims has been consolidated in the federal court system under multi-district litigation, and certain other claims in state courts in California, collectively the “Consolidated Metal-on-Metal Claims,” as further discussed in Part I Item 3 of this Annual Report. The number of these lawsuits, presently in excess of 700, continues to increase, we believe due to the increasing negative publicity in the industry regarding metal-on-metal hip products. We believe we have data that supports the efficacy and safety of our metal-on-metal hip products. While continuing to dispute liability, we recently agreed to participate in court supervised non-binding mediation in the multi-district federal court litigation presently pending in the Northern District of Georgia.
Every metal-on-metal hip case involves fundamental issues of science and medicine that often are uncertain, that continue to evolve, and which present contested facts and issues that can differ significantly from case to case. Such contested facts and issues include medical causation, individual patient characteristics, surgery specific factors, and the existence of actual, provable injury. Given these complexities, we are unable to reasonably estimate a possible loss or range of possible losses for the Consolidated

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Metal-on-Metal Claims until we know, at a minimum, (i) what claims, if any, will survive dispositive motion practice, (ii) the extent of the claims, including the size of any potential pool of potential claimants, particularly when damages are not specified or are indeterminate, (iii) how the discovery process will affect the litigation, (iv) the settlement posture of the other parties to the litigation and (iv) any other factors that may have a material effect on the litigation or on a party’s litigation strategy. By way of example and without limitation, although we believe a significant number of claimants have not required hip revision surgery, we do not yet know how many of such cases exist within our claimant pool.
We have maintained product liability insurance coverage on a claims-made basis. During the quarter ended September 30, 2012, we received a customary reservation of rights from our primary product liability insurance carrier asserting that certain present and future claims which allege certain types of injury related to our CONSERVE® metal-on-metal hip products (CONSERVE® Claims) would be covered as a single occurrence under the policy year the first such claim was asserted. The effect of this coverage position would be to place CONSERVE® Claims into a single prior policy year in which applicable claims-made coverage was available, subject to the overall policy limits then in effect. Management agrees that there is insurance coverage for the CONSERVE® Claims, but has notified the carrier that at this time it disputes the carrier's selection of available policy years and its characterization of the CONSERVE® Claims as a single occurrence.
Management has recorded an insurance receivable for the probable recovery of spending in excess of our retention for a single occurrence. As of December 31, 2013, this receivable totaled $8.1 million, and is solely related to defense costs incurred through December 31, 2013. However, the amount we ultimately receive may differ depending on the final conclusion of the insurance policy year or years and the number of occurrences. We believe our contracts with the insurance carriers are enforceable for these claims and, therefore, we believe it is probable that we will receive recoveries from our insurance carriers. However, our insurance carriers could still ultimately deny coverage for some or all of our insurance claims. Based on the information we have available at this time, we do not believe our liabilities, if any, in connection with these matters will exceed our available insurance. As circumstances continue to develop, our belief that we will be able to resolve the Consolidated Metal-on-Metal Claims within our available insurance coverage could change, which could materially impact our results of operations and financial position.
In February 2014, Biomet, Inc., (Biomet) announced it had reached a settlement in the multi-district litigation involving its own metal-on-metal hip products. The terms announced by Biomet include: (i) an expected base settlement amount of $200,000, (ii) an expected minimum settlement amount of $20,000 (iii) no payments to plaintiffs who did not undergo a revision surgery and (iv) a total settlement amount expected to be within Biomet’s aggregate insurance coverage. We believe our situation involves facts and circumstances which differ significantly from the Biomet cases. We therefore do not consider the Biomet situation sufficiently analogous to provide a reasonable basis for estimate, and deem it unlikely that any settlement of our cases will occur at an base settlement level as high as Biomet’s expected average settlement amount.
In addition to the Consolidated Metal-on-Metal Claims discussed above, there are currently certain other pending claims related to our metal-on-metal hip products for which we are accounting in accordance with our standard product liability accrual methodology on a case by case basis.
Product liability claims associated with hip and knee products we sold prior to the closing will not be assumed by MicroPort. Estimated liabilities, if any, for such claims, and accrued legal defense costs for fees that have been incurred to date, are excluded from liabilities held for sale. Concomitant receivables associated with product liability insurance recoveries are excluded from assets held for sale. MicroPort will be responsible for product liability claims associated with products it sells after the closing.
Employment Matters
In 2012, two former employees, Frank Bono and Alicia Napoli, each filed separate lawsuits against WMT in the Chancery Court of Shelby County, Tennessee, which asserted claims for retaliatory discharge and breach of contract based upon his or her respective separation pay agreement. In addition, Mr. Bono and Ms. Napoli each asserted a claim for defamation related to the press release issued at the time of their terminations and a wrongful discharge claim alleging violation of the Tennessee Public Protection Act. Mr. Bono and Ms. Napoli each claimed that he or she was entitled to attorney fees in addition to other unspecified damages. On October 23, 2013, Ms. Napoli moved to voluntarily dismiss her case against WMT, without prejudice.
Securities Litigation
On July 6, 2011, a purported federal securities class action lawsuit was filed in the United States District Court for the Middle District of Tennessee against BioMimetic Therapeutics, Inc. and certain of its officers and directors, alleging BioMimetic was unduly positive in its public statements about the prospects for FDA approval of Augment® Bone Graft. We acquired BioMimetic in March 2013. In January 2013, the Court granted BioMimetic's, and the other named defendants', motion to dismiss the lawsuit,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

known as Paula Kuyat, et. al. versus BioMimetic Therapeutics, Inc. et. al., without leave to amend the complaint. The plaintiffs filed a Motion to Alter Judgment or Amend Order and Judgment of Dismissal with Prejudice, seeking reconsideration of the Court's dismissal decision. This motion was denied. Subsequently, the plaintiffs appealed the Court’s dismissal of the case to the United States Court of Appeals for the Sixth Circuit. The Court of Appeals heard oral argument on December 4, 2013. The Court of Appeals has not yet issued its decision on the plaintiff’s appeal.
Other
In addition to those noted above, we are subject to various other legal proceedings, product liability claims, corporate governance, and other matters which arise in the ordinary course of business.
20. Segment Data
Prior to the June 2013 announcement of the divestiture of our OrthoRecon business, our chief executive officer, who is our chief operating decision maker, managed our operations as two reportable business segments: Extremities and OrthoRecon. Following this announcement, all historical operating results for the OrthoRecon segment were reflected within discontinued operations in the consolidated financial statements. See Note 4 for further information on the results of discontinued operations. For the remainder of 2013, we operated our continuing operations as one reportable business segment.
During the first quarter of 2014, our management, including our chief executive officer, who is our chief operating decision maker, began managing our operations as three operating business segments: U.S., International and BioMimetic, based on management's change to the way it monitors performance, aligns strategies, and allocates resources results in a change in our reportable segments. We determined that each of these operating segments represented a reportable segment. The following information is presented to reflect the new reportable segments for the years ended December 31, 2013, 2012 and 2011.
Our U.S. and International segments represent the commercial, administrative and research & development activities dedicated to the respective geographies. The BioMimetic segment represents the administrative and research & development activities of the acquired BioMimetic business (international sales and associated expenses for Augment® products are included within the International segment). The Corporate category shown in the table below primarily reflects general and administrative expenses not specifically associated with the U.S., International or BioMimetic segments. These non-allocated corporate expenses relate to global administrative expenses that support all segments, including salaries and benefits of executive officers and expenses such as: information technology administration and support; corporate headquarters; legal, compliance, and corporate finance functions; insurance; and all stock based compensation.
Management measures segment profitability using an internal operating performance measure that excludes the impact of inventory step-up amortization, charges associated with distributor conversions and related non-competes, and due diligence, transactions and transition costs associated with acquisitions.
Net sales by product line and by geographic region are as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
U.S.
Foot and Ankle	115,642	99,403	88,484
Upper Extremity	17,423	17,170	19,704
Biologics	42,561	47,459	56,414
Other	2,022	2,079	1,854
Total U.S.	177,648	166,111	166,456

International
Foot and Ankle	35,020	23,493	19,249
Upper Extremity	7,240	7,808	8,039
Biologics	17,231	13,036	12,995
Other	5,191	3,657	4,014
Total International	64,682	47,994	44,297

Total Sales	$242,330	$214,105	$210,753

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	Year Ended December 31,
	2013	2012	2011
Net sales by geographic region:
United States	$177,648	$166,111	$166,456
Europe	31,210	22,044	21,405
Other	33,472	25,950	22,892
Total	$242,330	$214,105	$210,753

	December 31,
	2013	2012
Long-lived assets:
United States	$61,179	$36,271
Europe	6,581	3,102
Other	2,755	2,109
Total	$70,515	$41,482

No single foreign country accounted for more than 10% of our total net sales during 2013, 2012, or 2011.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Selected financial information related to our segments is presented below for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Year ended December 31, 2013
	U.S.	International	BioMimetic	Corporate	Total
Sales	$177,648	$64,682	$—	$—	$242,330
Depreciation expense	8,838	2,364	394	2,788	14,384
Amortization expense	3,507	644	523	—	4,674
Segment operating income (loss)	26,268	4,761	(12,741)	(52,949)	(34,661)
Other:
Inventory step-up amortization					777
Distributor conversion and non-compete charges					3,734
BioMimetic Impairment					208,529
Acquisition due diligence, transaction and transition expenses					34,505
Operating loss					(282,206)
Interest expense, net					16,040
Other (income) expense, net					(67,843)
Loss before income taxes					(230,403)
Capital expenditures(1)	18,316	2,143	—	5,331	25,790
(1) For the year-ended December 31, 2013, total capital expenditures does not include $11.7 million related to discontinued operations and the OrthoRecon divestiture.

	Year Ended December 31, 2012
	U.S.	International	BioMimetic	Corporate	Total
Sales	$166,111	$47,994	$—	$—	$214,105
Depreciation expense	9,622	1,764	—	3,429	14,815
Amortization expense	2,471	—	—	—	2,471
Segment operating income	39,810	8,467	—	(46,099)	2,178
Other:
Inventory step-up amortization					160
Distributor conversion and non-compete charges					2,973
Gain on sale of intellectual property					(15,000)
Restructuring charges					430
Acquisition due diligence, transaction and transition expenses					1,798
Operating Income					11,817
Interest expense, net					10,113
Other expense, net					5,089
Loss before income taxes					(3,385)
Capital expenditures	5,394	2,083		3,641	11,118
(1) For the year-ended December 31, 2012, total capital expenditures does not include $8.2 million related to discontinued operations and the OrthoRecon divestiture.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	Year Ended December 31, 2011
	U.S.	International	BioMimetic	Corporate	Total
Sales	$166,456	$44,297	$—	$—	$210,753
Depreciation expense	9,192	1,684	—	3,121	13,997
Amortization expense	2,412	—	—	—	2,412
Segment operating income (loss)	39,699	7,295	—	(14,279)	32,715
Other:
Inventory step-up amortization					32
Restructuring					5,280
U.S. governmental inquiries/DPA related					12,920
Management Changes					2,018
Product liability provision					13,199
Operating loss					(734)
Interest expense, net					6,381
Other expense, net					4,241
Loss before income taxes					(11,356)
Capital expenditures	12,434	2,634	—	12,959	28,027
(1) For the year-ended December 31, 2011, total capital expenditures does not include $18.9 million related to discontinued operations and the OrthoRecon divestiture.

21. Quarterly Results of Operations (unaudited):
The following table presents a summary of our unaudited quarterly operating results for each of the four quarters in 2013 and 2012, respectively (in thousands). This information was derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this filing and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with our audited financial statements and related notes. The operating results for any quarter are not necessarily indicative of results for any future period.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$56,293	$60,572	$57,641	$67,824
Cost of sales	13,697	14,564	14,037	17,423
Gross profit	42,596	46,008	43,604	50,401
Operating expenses:
Selling, general and administrative	50,709	50,543	63,054	66,479
Research and development	3,507	5,868	5,518	5,412
Amortization of intangible assets	1,606	2,778	1,342	1,750
BioMimetic impairment charges	—	—	206,249	—
Total operating expenses	55,822	59,189	276,163	73,641
Operating loss	$(13,226)	$(13,181)	$(232,559)	$(23,240)
Net loss from continuing operations, net of tax	$(4,918)	$(15,539)	$(124,500)	$(135,211)
Income (loss) from discontinued operations, net of tax	$13,353	$(1,792)	$(5,520)	$182
Net income (loss)	$8,435	$(17,331)	$(130,020)	$(135,029)
Net loss, continuing operations per share, basic	(0.13)	(0.34)	(2.68)	(2.88)
Net loss, continuing operations per share, diluted	(0.13)	(0.34)	(2.68)	(2.88)
Net income (loss) per share, basic	$0.20	$(0.37)	$(2.80)	$(2.88)
Net income (loss) per share, diluted	$0.20	$(0.37)	$(2.80)	$(2.88)
Our 2013 operating loss included the following:

•
costs associated with distributor conversions and non-competes, for which we recognized $1.2 million, $1.1 million, $0.7 million and $0.8 million during the first, second, third and fourth quarters of 2013, respectively;

•
costs associated with due diligence and transaction expenses for our acquisitions of WG Healthcare, BioMimetic and Biotech totaling $7.5 million, $1.4 million, $1.7 million and $2.3 million during the first, second, third and fourth quarters of 2013, respectively;

•	transition costs associated with the divestiture of the OrthoRecon business totaling $2.6 million, $11.2 million and $7.7 million during the second, third and fourth quarters of 2013, respectively;

•	charges associated with the write-down of BioMimetic inventory to net realizable value totaling $1.0 million and $1.3 million during the third and fourth quarters of 2013, respectively; and

•
charges associated with the impairment of intangible assets and goodwill acquired from our BioMimetic acquisition (see Note 12), as well as the recognition of a $3.2 million charge for noncancelable inventory commitments for the raw materials used in the manufacture of Augment® Bone Graft, which we have estimated will expire unused, totaling $206.2 million which was recognized in the third quarter of 2013.

Our 2013 net loss from continuing operations included the following:

•	the after-tax effect of the above amounts;

•
the after tax effects of mark-to-market adjustments on derivative assets and liabilities netting to a $2.0 million loss, a $1.0 million gain, a $2.0 million loss and a $2.0 million gain recognized in the first, second, third and fourth quarters of 2013, respectively;

•
the after tax effects of CVR mark-to-market adjustments of $5.8 million unrealized loss, $66.1 million unrealized gain, and $0.8 million unrealized gain recognized in the second, third and fourth quarters of 2013, respectively;

•	the after tax effect of a $7.8 million gain on our previously held investment in BioMimetic recognized in the first quarter of 2013; and

•	a charge to record a valuation allowance against our U.S. deferred tax assets of $119.6 million recognized in the fourth quarter of 2013.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

In addition to those noted above, our 2013 net loss included the following associated with our discontinued operations:

•
the after tax impacts of $1.1 million, $0.7 million, $0.5 million and $0.6 million of U.S governmental inquiries and DPA costs during the first, second, third and fourth quarters of 2013, respectively;

•
the after tax impacts of costs associated with amortization of distributor conversions and non-competes, for which we recognized $0.5 million, $0.4 million, $0.3 million and $0.3 million during the first, second, third and fourth quarters of 2013, respectively;

•
the after tax impacts of costs associated with the sale of our OrthoRecon business of $2.8 million, $5.2 million and $2.9 million recognized during the second, third and fourth quarters of 2013, respectively; and

•	the after tax impact of a gain of $19.4 million for estimated product liability insurance recoveries during the first quarter of 2013.
Additionally, in conjunction with preparing our financial statements for the year ended December 31, 2013, an immaterial error was identified in the previously reported loss from discontinued operations for the quarter ended September 30, 2013. The error related primarily to depreciation and amortization charges recorded on assets held for sale, and totaled approximately $2.7 million, net of tax. Management has concluded that this error was not material to the interim financial information taken as a whole and recorded an adjustment of $2.7 million, net of tax, to income from discontinued operations in the fourth quarter of 2013.

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$52,873	$51,964	$50,888	$58,380
Cost of sales	11,434	11,779	11,704	13,322
Gross profit	41,439	40,185	39,184	45,058
Operating expenses:
Selling, general and administrative	34,524	35,885	36,730	43,157
Research and development	3,361	3,490	3,428	3,626
Amortization of intangible assets	655	982	1,289	1,491
Gain on sale of intellectual property	—	—	—	(15,000)
Restructuring charges	177	254	—	—
Total operating expenses	38,717	40,611	41,447	33,274
Operating income (loss)	$2,722	$(426)	$(2,263)	$11,784
Net income (loss), continuing operations, net of tax	$424	$(1,367)	$(4,088)	$1,644
Net income (loss), discontinued operations, net of tax	$4,137	$2,077	$(1,251)	$3,708
Net income (loss)	$4,561	$710	$(5,339)	$5,352
Net income (loss), continuing operations per share, basic	$0.02	$(0.04)	$(0.11)	$0.04
Net income (loss), continuing operations per share, diluted	$0.02	$(0.04)	$(0.11)	$0.04
Net income (loss) per share, basic	$0.12	$0.02	$(0.14)	$0.14
Net income (loss) per share, diluted	$0.12	$0.02	$(0.14)	$0.14
Our operating income from continuing operations during the first and second quarters of 2012 included $0.2 million and $0.3 million of restructuring charges related to our cost improvement measures. We recognized $0.6 million, $1.2 million, and $1.2 million in the second, third, and fourth quarters of 2012, respectively, for costs associated with distributor conversions and non-competes. In the fourth quarter of 2012, we recognized $1.8 million for due diligence and transaction costs.
Net income from continuing operations in 2012 included the after-tax effect of the above amounts. In the third and fourth quarters of 2012, net income from continuing operations includes the after tax effects of $0.7 million and $2.1 million non-cash interest expense related to our 2017 Convertible Notes, respectively. Additionally, net income from continuing operations in the third quarter of 2012 includes the after tax effects of $1.8 million loss for the termination of a derivative instrument, $2.7 million charge for the write-off of unamortized deferred financing costs, and $2.3 million gain for mark-to-market adjustments on derivative assets and liabilities. Net income from continuing operations in the fourth quarter of 2012 includes the after tax effects of a $15.0 million gain on the sale of assets and a $3.5 million loss for mark-to-market adjustments on derivative assets and liabilities.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

In addition to those noted above, our 2012 net income (loss) from discontinued operations included the after tax impacts of $2.9 million, $2.1 million and $1.7 million of U.S governmental inquires and DPA costs in the first, second and third quarters of 2012, respectively; $0.2 million, $0.4 million and $0.5 million of amortization of distributor non-competes in the second, third and fourth quarters of 2012, respectively; $2.4 million increase to management's estimate of the Company's probable insurance recovery for previously recognized costs associated with product liability claims during the fourth quarter of 2012; and $0.7 million and $0.5 million of restructuring charges during the first and second quarters of 2012, respectively.
22. Subsequent Event

Completion of Asset Purchase Agreement
On January 9, 2014, pursuant to the previously disclosed Asset Purchase Agreement, dated as of June 18, 2013 (the Purchase Agreement), by and among Wright Medical Group, Inc. (the Company), MicroPort Scientific Corporation, a corporation formed under the laws of the Cayman Islands (MicroPort), and MicroPort Medical B.V., a besloten vennootschap formed under the laws of the Netherlands, we completed our divesture and sale of our business operations operating under the OrthoRecon operating segment (the OrthoRecon Business) to MicroPort. Pursuant to the terms of the Purchase Agreement, the purchase price (as defined in the Purchase Agreement) for the OrthoRecon Business was approximately $287.1 million, which MicroPort paid in cash. As a result of the transaction, we estimate we will recognize in 2014 approximately $26 million as the gain on disposal of the OrthoRecon business, before the effect of income taxes. Our 2013 net income from discontinued operations includes the after tax effect of approximately $11 million of transaction costs associated with the sale of the OrthoRecon business.
Acquisitions
Subsequent to year-end, we completed the following acquisitions:

•
Solana Surgical, LLC, a privately held extremity company based in Memphis, TN on January 30, 2014 for $47.6 million in cash, subject to certain adjustments set forth in the definitive agreement, and approximately $42.4 million of Wright common stock.

•
OrthoPro, L.L.C., a privately held extremity company based in Salt Lake City, Utah on February 5, 2014, for $32.5 million in cash, subject to certain adjustments set forth in the definitive agreement, and up to an additional $3.5 million in cash contingent upon certain revenue-based milestones.

These acquisitions add complementary extremity product portfolios to further accelerate growth opportunities in our global Extremities business.
Based on the timing of the completion of these acquisitions in relation to the date of issuance of the financial statements, the initial purchase price accounting was not completed for these acquisitions. The financial results of these acquired businesses will be included in our consolidated results of operations from the date of acquisition and is expected to be immaterial to our 2014 results.